                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-81179


PROSPECTUS

                             R&B FALCON CORPORATION

                               OFFER TO EXCHANGE

                                ALL OUTSTANDING

                                 311,447 SHARES
                                       OF
              13 7/8% SENIOR CUMULATIVE REDEEMABLE PREFERRED STOCK

                                      FOR

                                 311,447 SHARES
                                       OF
              13 7/8% SENIOR CUMULATIVE REDEEMABLE PREFERRED STOCK

                           -------------------------

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
             NEW YORK CITY TIME, ON AUGUST 6, 1999, UNLESS EXTENDED
                           -------------------------
                            TERMS OF EXCHANGE OFFER

- We are offering to exchange a total of 311,447 shares of 13 7/8% Senior Cumulative Redeemable Preferred Stock for an equal number of our outstanding restricted shares of 13 7/8% Senior Cumulative Redeemable Preferred Stock

- The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission

- Tenders of outstanding preferred stock may be withdrawn any time prior to the expiration of the exchange offer

- The exchange of preferred stock will not be a taxable exchange for the U.S. federal income tax purposes

- We will not receive any proceeds from the exchange offer

- The terms of the preferred stock to be issued are substantially identical to the outstanding preferred stock, except the new preferred stock does not contain the transfer restrictions and registration rights that apply to the outstanding preferred stock

                           -------------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF MATTERS THAT YOU SHOULD CONSIDER PRIOR TO DECIDING WHETHER TO EXCHANGE YOUR PREFERRED STOCK IN THE EXCHANGE OFFER.
                           -------------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------
     THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
                           -------------------------
                  The date of this Prospectus is July 7, 1999

                               TABLE OF CONTENTS

SUMMARY.....................................................     1
RISK FACTORS................................................    12
FORWARD-LOOKING STATEMENTS..................................    18
THE EXCHANGE OFFER..........................................    18
USE OF PROCEEDS.............................................    27
CAPITALIZATION..............................................    28
DESCRIPTION OF SECURITIES...................................    29
DESCRIPTION OF SIGNIFICANT INDEBTEDNESS.....................    57
UNITED STATES FEDERAL TAX CONSEQUENCES......................    58
PLAN OF DISTRIBUTION........................................    69
WHERE YOU CAN FIND MORE INFORMATION.........................    70
INCORPORATION BY REFERENCE..................................    71
LEGAL MATTERS...............................................    71
INDEPENDENT PUBLIC ACCOUNTANTS..............................    71

                                    SUMMARY

     This summary highlights selected information from this prospectus to help you understand the exchange offer and the preferred stock. You should carefully read the entire prospectus to understand fully the terms of the exchange offer and the preferred stock, as well as the tax and other considerations that are important to you in making your investment decision. You should pay special attention to the "Risk Factors" section beginning on page 12 of this prospectus.

                                  THE COMPANY

     We own and operate the world's largest fleet of marine drilling rigs. Our fleet is one of the most diverse in the industry, capable of drilling in shallow to ultra-deepwater depths. We currently operate in most of the world's major offshore hydrocarbon producing regions. We believe that our fleet diversity and worldwide operations allow us to mitigate revenue and cash flow impacts associated with a major downturn in any single segment of the drilling industry or geographic region.

     Our overall strategy is to enhance our competitive positions in markets that generate superior long-term returns. We focus on equipment types that serve markets with long-term growth potential, can benefit from consolidation, or are characterized by long-term contracts. As a result of this strategy, we have become one of the largest drilling contractors in the deepwater, shallow water and transition zone markets.

                              RECENT DEVELOPMENTS

     On April 7, 1999, we announced that Steven Webster, our president and chief executive officer, would resign from these officer positions at the end of May 1999. On May 19, 1999, Mr. Paul Loyd, our chairman of the board, was elected as our chief executive officer, and Mr. Andrew Bakonyi was elected as president and chief operating officer. Mr. Webster remains a director of our company.

     On April 15, 1999, BP Amoco cancelled its drilling contract with us for our drillship Peregrine VII in accordance with the terms of the contract because we had not delivered this rig on time. We are currently marketing this rig.

     On April 22, 1999, we issued in a private placement 300,000 units, each consisting of one share of the preferred stock that is the subject of this exchange offer and a warrant to purchase 35 shares of our common stock. We are using the approximately $289 million net proceeds from this offering for general corporate purposes, including funding our deepwater rig construction program.

     On May 19, 1999, we announced that we had received notice from Petrobras of cancellation of the drilling contract on our semisubmersible Falcon 100, based upon alleged late delivery of the rig. We do not believe that Petrobras has the right to cancel the contract. We have engaged Brazilian counsel to pursue our rights under the contract and intend to take legal action to enforce our rights under the contract. Petrobras has also advised us that the contract for which we had been the low bidder with our Peregrine VII drillship had been awarded by Petrobras to another drilling contractor, for the reason that Petrobras desired to commence such contract prior to the expected delivery date of the Peregrine VII.

                       SUMMARY OF TERMS OF EXCHANGE OFFER

     We are offering to exchange up to 300,000 shares of our outstanding 13 7/8% Senior Cumulative Redeemable Preferred Stock that were initially issued on April 22, 1999 and up to 11,447 additional shares of this preferred stock that we expect to issue as payment in kind of dividends on the preferred stock on August 1, 1999 for an equal number of shares of our 13 7/8% Senior Cumulative Redeemable Preferred Stock. The form and terms of the shares of new preferred stock are identical in all material respects to the form and terms of the shares of outstanding preferred stock, except that the new preferred stock has been registered under the Securities Act of 1933 and, therefore, is not entitled to the benefits of the registration rights granted under the registration rights agreement, executed as part of the offering of the outstanding preferred stock.

REGISTRATION RIGHTS
AGREEMENT..................  You are entitled to exchange your shares of outstanding preferred stock for registered shares of new preferred stock with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your preferred stock.

THE EXCHANGE OFFER.........  We are offering to exchange one share of new preferred stock for each share of outstanding preferred stock. We will accept for exchange all shares of outstanding preferred stock that are validly tendered and not validly withdrawn. In order to be accepted, a share of outstanding preferred stock must be properly tendered and accepted. After consummation of the exchange offer, holders of shares of outstanding preferred stock which are not exchanged will continue to be subject to the existing restrictions upon the transfer of outstanding preferred stock and we will have no further obligation to such holders to provide for the registration of the outstanding preferred stock under the Securities Act.

SHELF REGISTRATION.........  We may be required to file a shelf registration statement with respect to our outstanding preferred stock if:

                                  - the Securities and Exchange Commission
                                    issues an interpretation that we are not permitted to effect the exchange offer; or

                                  - a holder of outstanding preferred stock

                                    (a) is not eligible to participate in the
                                        exchange offer, or

                                    (b) has participated in the exchange offer
                                        but does not receive freely tradeable
                                        new preferred stock,

RESALE OF NEW PREFERRED
STOCK......................  Based on interpretations by the staff of the
                             Securities and Exchange Commission set forth in no-action letters issued to third parties, including "Exxon Holdings Corporation" (available May 13, 1998) and "Morgan Stanley & Co. Incorporated" (available June 5, 1991), we believe that you may offer the new preferred stock for resale, resell the new preferred stock and otherwise transfer the new preferred stock without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

                                  - you acquire the new preferred stock in the
                                    exchange offer in the ordinary course of business;

                                  - you have no arrangement or understanding
                                    with any person to participate in the
                                    distribution of the new preferred stock that you obtain in the exchange offer;

                                  - you are not a broker-dealer who purchased
                                    such outstanding preferred stock directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

                                  - you are not an "affiliate" of our company.

                             We intend to rely on the existing no-action letters and we do not intend to seek a no-action letter from the Securities and Exchange Commission with respect to the resale of the new preferred stock.

EXPIRATION DATE............  The exchange offer will expire at 5:00 p.m., New
                             York City time, August 6, 1999, unless we extend the expiration date.

ACCRUED DIVIDENDS ON THE
NEW PREFERRED STOCK AND THE
  OUTSTANDING PREFERRED
  STOCK....................  The new preferred stock will be issued after the first dividend payment date, which is August 1, 1999. Dividends on the new preferred stock will accrue from August 1, 1999. If we accept your outstanding preferred stock you will not receive any payment in respect of dividends on such outstanding preferred stock accrued from August 1, 1999 to the date of the issuance of the new preferred stock. Consequently, holders who exchange their outstanding preferred stock for new preferred stock will receive the same dividend payment on November 1, 1999, which will be the first dividend payment date after the closing of the exchange offer with respect to the outstanding preferred stock and the new preferred stock to be issued in the exchange offer, that they would have received had they not accepted the exchange offer.

TERMINATION OF THE EXCHANGE
  OFFER....................  We may terminate the exchange offer at any time prior to the expiration date if we determine that our ability to proceed with the exchange offer could be materially impaired due to any legal or governmental action, new law, statute, rule or regulation or any interpretation of the staff of the Securities and Exchange Commission of any existing law, statute, rule or regulation. We do not expect any of the foregoing conditions to occur, although there can be no assurance that such conditions will not occur. Holders of outstanding preferred stock will have certain rights against us under the registration rights agreement executed as part of the offering of the outstanding preferred stock if we fail to consummate the exchange offer.

CONDITIONS TO EXCHANGE
OFFER......................  The exchange offer is subject to conditions, which we may waive. See "The Exchange Offer -- Conditions of the Exchange Offer." The exchange offer is not conditioned upon any minimum number of shares of outstanding preferred stock being tendered.

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS..........  If you are the beneficial owner of outstanding preferred stock and your name does not appear on a security position listing of the Depository Trust Company as the holder of that outstanding preferred stock or if you are a beneficial owner of outstanding preferred stock that is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender shares of outstanding preferred stock for registered shares of preferred stock in the exchange offer, you should contact the person in whose name your outstanding preferred stock is registered promptly and instruct that person to tender on your behalf. If you wish to tender on your own behalf you must, prior to completing and executing the letter of transmittal and delivering your outstanding preferred stock either make appropriate arrangements to register ownership of the outstanding preferred stock in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

GUARANTEED DELIVERY
PROCEDURES.................  If you wish to tender shares of your outstanding preferred stock and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time or certificates for registered shares of outstanding preferred stock cannot be delivered on time, you may tender your outstanding preferred stock pursuant to the procedures described in this prospectus under the heading "The Exchange
                             Offer -- Terms of the Exchange Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS..........  You may withdraw the tender of your outstanding preferred stock at any time prior to 5:00 p.m., New York City time, on August 6, 1999, unless your outstanding preferred stock was previously accepted for exchange.

ACCEPTANCE OF OUTSTANDING
  PREFERRED STOCK AND
  DELIVERY OF NEW PREFERRED
  STOCK....................  Subject to certain conditions as described more fully under "The Exchange Offer -- Conditions of the Exchange Offer," we will accept for exchange any and all shares of outstanding preferred stock which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The new preferred stock issued pursuant to the exchange offer will be delivered promptly to you following the expiration date.

FEDERAL INCOME TAX
  CONSIDERATIONS...........  The exchange of the outstanding preferred stock will generally not be a taxable exchange for United States federal income tax purposes. We believe you will not recognize any taxable gain or loss or any income as a result of the exchange.

USE OF PROCEEDS............  We will not receive any proceeds from the issuance of new preferred stock pursuant to the exchange offer. We will pay all expenses incident to the exchange offer.

EXCHANGE AGENT.............  American Stock Transfer & Trust Company is serving as the exchange agent in connection with the exchange offer. The exchange agent can be reached at 40 Wall Street, New York, NY 10005, Attention:
                             Reorganization Department. For more information with respect to the exchange offer, the telephone number for the exchange agent is

                             (718) 921-8200 and the facsimile number for the exchange agent is (718) 234-5001.

CONSEQUENCES OF NOT
  EXCHANGING OUTSTANDING
  PREFERRED STOCK..........  If you do not exchange your outstanding preferred stock for new preferred stock, you will no longer be able to require us to register the outstanding preferred stock under the Securities Act. In addition, you will not be able to offer or sell the outstanding preferred stock unless:

                                  - they are registered under the Securities
                                    Act; or

                                  - you offer or sell them under an exemption
                                    from the registration requirements of the Securities Act.

     See "The Exchange Offer" for more detailed information concerning the terms of the exchange offer.

                    SUMMARY OF TERMS OF NEW PREFERRED STOCK

SECURITIES OFFERED.........  311,447 shares of our 13 7/8% Senior Cumulative
                             Redeemable Preferred Stock.

DIVIDENDS..................  Dividends on the preferred stock are payable in cash or, on or before May 1, 2004, at our option, in additional shares of preferred stock, on each February 1, May 1, August 1 and November 1, beginning August 1, 1999. Dividends on the preferred stock will accrue at the rate of 13 7/8% of the liquidation preference per annum and be cumulative from the date on which the preferred stock was originally issued. Covenants contained in the indentures governing a substantial portion of our indebtedness limit our ability to pay cash dividends. We intend to pay dividends on the preferred stock in additional shares of preferred stock for most or all of the period ending May 1, 2004 unless industry conditions improve significantly. For federal income tax purposes, these distributions of additional shares of preferred stock in lieu of cash will be taxed as dividends to the extent of our earnings and profits (as determined under applicable federal income tax principles). Holders of the preferred stock will be required to pay any applicable federal income taxes with respect to such distributions of shares, but will not receive cash from us with which to pay such taxes.

LIQUIDATION PREFERENCE.....  $1,000 per share, plus accrued and unpaid dividends.

VOTING.....................  Holders of the preferred stock will have no voting rights except as provided by law and as provided in the certificate of designation for the preferred stock. In the event that dividends are not paid for any three quarters, whether or not consecutive, or upon certain other events (including the failure to make a change of control offer, to comply with other specified covenants or to pay the mandatory redemption price when due), then the number of directors that make up our Board of Directors will be increased to permit the holders of the majority of the then outstanding shares of preferred stock, voting separately as a class with any other class of securities having similar voting rights, to elect two directors.

MANDATORY REDEMPTION.......  We must redeem the preferred stock on May 1, 2009
                             (subject to the legal availability of funds) at a redemption price equal to the liquidation preference, plus accrued and unpaid dividends to the redemption date.

OPTIONAL REDEMPTION........  We may redeem any of the preferred stock beginning
                             May 1, 2004. The initial redemption price is 106.938% of the liquidation preference, declining thereafter to 100.000% on or after May 1, 2007, in each case plus accrued and unpaid dividends to the redemption date.

                             In addition, on or prior to May 1, 2002, we may redeem shares of the preferred stock having an aggregate liquidation preference of up to $105 million at a price equal to 113.875% of its liquidation preference, plus accrued and unpaid dividends to the redemption date, with proceeds from one or more public equity offerings. We may make one of these redemptions only if it occurs within 45 days after completion of the public equity offering.

RANKING....................  The preferred stock will rank (i) senior to our common stock and to all other capital stock of our company unless the terms of the other capital stock expressly provide that it ranks equally with the preferred stock; and (ii) equally with any capital stock of our company the terms of which expressly provide that it will rank equally with the preferred stock. As of the date of this offering memorandum, all of our other outstanding capital stock would rank junior to the preferred stock.

OPTIONAL EXCHANGE
FEATURE....................  The preferred stock will become exchangeable in whole, but not in part, into exchange debentures at our option if the conditions described in the certificate of designation are satisfied. Indentures governing a substantial portion of our indebtedness will restrict our ability to consummate such an exchange.

CERTAIN COVENANTS..........  The certificate of designation contains covenants that restrict our ability and the ability of our restricted subsidiaries to:

                                  - issue capital stock;

                                  - pay dividends or make distributions in
                                    respect of capital stock;

                                  - redeem capital stock; or

                                  - effect a consolidation or merger.

                             However, these limitations are subject to a number of important qualifications and exceptions.

REGISTRATION
REQUIREMENTS...............  We are obligated to complete the exchange offer pursuant to an effective registration statement or cause resales of preferred stock to be registered under the Securities Act. If the exchange offer does not occur by October 19, 1999, or if other related events do not occur within certain shorter time periods, we will be required to pay liquidated damages to the holders of the preferred stock.

CHANGE OF CONTROL..........  Upon a change of control, we will be required to make an offer to purchase all outstanding preferred stock. The purchase price will equal 101% of the liquidation preference of the preferred stock, plus accrued and unpaid dividends. We may not be permitted under our debt agreements at the time of any change of control, or may not have enough funds available at the time of any change of control, to make any required purchase of the preferred stock.

                            THE EXCHANGE DEBENTURES

SECURITIES DESCRIPTION.....  13 7/8% Senior Subordinated Debentures due 2009 in
                             an aggregate principal amount equal to the aggregate liquidation preference of, and accrued and unpaid dividends on, the preferred stock outstanding on the date fixed for the exchange of the preferred stock.

MATURITY...................  May 1, 2009.

INTEREST RATE AND PAYMENT
    DATES..................  The exchange debentures will accrue interest at the rate of 13 7/8% per annum, commencing on the date they are exchanged for the preferred stock. The interest payment dates will be February 1, May 1, August 1 and November 1 of each year, beginning with the first of such dates to occur after the date they are exchanged for the preferred stock. On or before May 1, 2004, we may pay interest on the exchange debentures by issuing additional exchange debentures.

OPTIONAL REDEMPTION........  We may redeem any of the exchange debentures beginning May 1, 2004. The initial redemption price is 106.938% of the principal amount of the exchange debentures, declining thereafter to par on or after May 1, 2007, in each case plus accrued and unpaid interest to the redemption date.

                             In addition, on or prior to May 1, 2002, we may redeem up to an aggregate principal amount of the exchange debentures equal to $105 million, less the aggregate liquidation preference of all shares of preferred stock previously redeemed out of the proceeds of one or more public equity offerings, at a redemption price equal to 113.875% of the principal amount of the exchange debentures, plus accrued and unpaid interest, with the proceeds of one or more public equity offerings. We may make one of these redemptions only if it occurs within 45 days after completion of the public equity offering.

RANKING....................  The exchange debentures will be our senior subordinated indebtedness, ranking junior to all of our existing and future senior indebtedness and equally with or senior to all of our subordinated indebtedness. At March 31, 1999, we and our subsidiaries had $2.7 billion of consolidated indebtedness outstanding, all of which would have been effectively senior to the exchange debentures.

CERTAIN COVENANTS..........  The indenture under which the exchange debentures would be issued will contain certain covenants that restrict our ability and the ability of our restricted subsidiaries to:

                                  - pay dividends or make distributions in
                                    respect of capital stock;

                                  - redeem capital stock;

                                  - make other restricted payments; or

                                  - effect a consolidation or merger.

                             However, these limitations would be subject to a number of important qualifications and exceptions.

REGISTRATION
REQUIREMENTS...............  The exchange debentures may not be issued unless such issuance is registered under the Securities Act or is exempt from registration.

CHANGE OF CONTROL..........  Upon a change of control, we will be required to make an offer to purchase the exchange debentures. The purchase price will equal 101% of the principal amount of the exchange debentures, plus accrued and unpaid interest. We may not be permitted under our debt agreements at the time of any change of control, or may not have enough funds available at the time of any change of control, to make any required purchase of the exchange debentures.

                                  RISK FACTORS

     See "Risk Factors" for a discussion of factors you should carefully consider before deciding whether to exchange your notes in the exchange offer.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data set forth below gives effect to the merger of Falcon Drilling Company, Inc. and Reading & Bates Corporation, which occurred on December 31, 1997, under the "pooling-of-interests" method of accounting. This means that these companies are treated as if they have always been combined for accounting and financial reporting purposes. The summary consolidated financial data as of and for the three months ended March 31, 1998 and 1999 have been derived from our unaudited condensed consolidated financial statements and include all adjustments (consisting of only normal recurring adjustments) that management considers necessary for a fair presentation of the interim periods. Results of interim periods are not necessarily indicative of results for the full year. The summary financial data for the years ended December 31, 1995, 1996, 1997 and 1998 were derived from our audited consolidated financial statements, and for the year ended December 31, 1994 from the separate audited consolidated financial statements of Reading & Bates and Falcon. You should read this data together with our historical consolidated financial statements, which are incorporated by reference in this prospectus.

                                                                  THREE MONTHS
                                                                 ENDED MARCH 31,
                                                              ---------------------
                                                               1998         1999
                                                              -------     ---------
                                                              (IN MILLIONS, EXCEPT
                                                               PER SHARE AND RATIO
                                                                    AMOUNTS)
                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Operating revenues..........................................  $279.3      $  243.8
Operating income............................................   116.8          32.7
Income from continuing operations before income tax expenses
  and minority interest.....................................   105.2           9.3
Net income(1)...............................................    69.8           1.6
Income from continuing operations per common share:
  Basic.....................................................     .42           .01
  Diluted...................................................     .42           .01
OTHER DATA:
Ratio of earnings to fixed charges and preferred
  dividends(2)..............................................     5.3x           --
Depreciation................................................  $ 21.4      $   36.5
Capital expenditures and acquisitions.......................  $237.4      $  236.3
BALANCE SHEET DATA AS OF MARCH 31, 1999:
Working capital.............................................              $  639.1
Total assets................................................               4,442.2
Total debt..................................................               2,720.5
Stockholders' equity........................................               1,253.0

                                                                            YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------------------
                                                                 1994        1995      1996       1997     1998(3)
                                                              -----------   ------   --------   --------   --------
                                                              (UNAUDITED)
                                                                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenues..........................................    $307.6      $390.3   $  609.6   $  933.0   $1,032.6
Operating income............................................      22.4        64.9      178.8      160.4      215.8
Income (loss) from continuing operations before
  extraordinary item........................................     (12.7)       23.5      106.7       29.8       91.0
Net income (loss)(1)........................................     (12.7)       26.9      106.7       (6.2)     102.8
Net income (loss) from continuing operations per common
  share:
  Basic.....................................................      (.18)        .16        .70        .18        .54
  Diluted...................................................      (.18)        .15        .67        .18        .54
OTHER DATA:
Ratio of earnings to fixed charges and preferred
  dividends(2)..............................................        --         1.6x       3.1x       2.6x       2.0x
Depreciation and amortization...............................    $ 38.4      $ 46.9   $   62.3   $   84.7   $   97.6
Capital expenditures and acquisitions.......................     124.7       186.9      383.2      600.2    1,166.5
BALANCE SHEET DATA (END OF PERIOD):
Working capital.............................................    $  9.2      $ 57.7   $  195.3   $  (15.2)  $  175.3
Total assets................................................     810.9       946.8    1,455.8    1,933.0    3,709.3
Total debt..................................................     288.6       308.7      514.2      827.4    1,995.9
Stockholders' equity........................................     356.3       472.6      716.7      728.0    1,250.2

---------------

(1) After extraordinary gain of $3.4 million in 1995, loss from discontinued operations of $36.0 million in 1997, extraordinary loss of $24.2 million and income from discontinued operations of $36.0 million in 1998, income from discontinued operations of $8.3 million for the three months ended March 31, 1998, and extraordinary loss of $1.7 million for the three months ended March 31, 1999.

(2) For the purpose of this calculation "earnings" represents income (loss) from continuing operations before income tax expense, minority interest, and extraordinary gain, plus fixed charges exclusive of interest capitalized. "Fixed charges" consist of interest, whether expensed or capitalized, amortization of debt expense and an estimated portion of rentals representing interest expense and preferred dividends. For the year ended December 31, 1994 and the three months ended March 31, 1999, earnings were insufficient to cover fixed charges by $11.8 million and $5.3 million, respectively. Fixed charges for the year ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999 exclude interest cost of $7.3 million, $22.5 million, $4.5 million and $3.7 million, respectively, related to the debt of joint venture companies guaranteed by us or our subsidiaries. Approximately $273.4 million of outstanding indebtedness at December 31, 1998 was retired with a portion of our borrowings from RBF Finance Co. and the proceeds from the sale of our $200 million senior notes. Giving effect to this retirement and assuming an average effective interest rate of approximately 11.76% on this debt and giving effect to the amortization of debt issuance costs, the pro forma ratio of earnings to fixed charges and preferred dividends for the year ended December 31, 1998 was 1.8x and, for the three months ended March 31, 1999, earnings were insufficient to cover fixed charges by $12.3 million.

(3) Includes results of Cliffs Drilling Company, which we acquired on December 1, 1998, only for the month of December 1998 because we accounted for this acquisition under the purchase method.

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The summary unaudited pro forma combined financial data set forth below for the year ended December 31, 1998 was derived from our historical financial statements and from the historical financial statements of Cliffs Drilling Company, which we acquired on December 1, 1998. The summary unaudited pro forma combined financial data is presented as if the acquisition of Cliffs Drilling and certain other acquisition and financing transactions were consummated at the beginning of the period. The summary unaudited pro forma combined financial data does not purport to represent what our company's and Cliffs Drilling's combined results of operations actually would have been if the acquisition of Cliffs Drilling had occurred as of the date indicated or will be for any future periods. The summary unaudited pro forma combined financial data should be read in conjunction with the unaudited pro forma condensed statement of operations and our historical financial statements, which are incorporated by reference in this prospectus.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                 1998(4)
                                                              -------------
                                                              (IN MILLIONS,
                                                               UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Operating revenues..........................................    $1,349.0
Operating income............................................       305.1
Income from continuing operations...........................       138.9
OTHER DATA:
EBITDA(1)...................................................    $  544.6
Ratio of EBITDA to interest expense(2)......................         6.7x
Ratio of earnings to fixed charges and preferred
  dividends(3)..............................................         2.4x
Depreciation and amortization...............................    $  130.0

---------------

(1) "EBITDA" means income from continuing operations before extraordinary loss, interest expense, taxes, depreciation, amortization, cancellation of conversion projects and merger expenses. EBITDA should not be considered as an alternative to net income as an indicator of our operating performance, or as an alternative to cash flow as a better measure of liquidity. EBITDA measures presented may not be comparable to other similarly titled measures of other companies. We believe EBITDA is a widely accepted financial indicator of a company's ability to service debt.

(2) We believe that the ratio of EBITDA to interest expense provides an investor with information as to its current ability to meet its interest costs.

(3) For the purpose of this calculation "earnings" represent income from continuing operations before income tax expense, minority interest, and extraordinary loss, plus fixed charges exclusive of interest capitalized. "Fixed charges" consist of interest, whether expensed or capitalized, amortization of debt expense, and an estimated portion of rentals representing interest expense and preferred dividends. Fixed charges for the year ended December 31, 1998 exclude interest cost of $22.5 million related to the debt of joint venture companies guaranteed by us or our subsidiaries.

(4) The pro forma data does not reflect any of the proceeds from our senior note offering completed in December 1998, or the application of the net proceeds from that offering, as we used the net proceeds for general corporate purposes, including funding our deepwater construction program. Additionally, the pro forma data does not reflect the proceeds from our senior note offering completed in March 1999 or the application of the loans from RBF Finance Co. funded with the proceeds from the secured note offerings of RBF Finance Co., since we used these proceeds to repay our revolving credit facility and our short-term obligations and for general corporate purposes, including funding our deepwater construction program, and the impact of repaying the revolving credit facility and short-term obligations did not have a material effect. Likewise, the pro forma data does not reflect any proceeds from our offering in April 1999 of preferred stock and warrants since we used these proceeds for general corporate purposes, including funding our deepwater rig construction program.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. The risk factors set forth below are generally applicable to the outstanding preferred stock as well as the exchange shares.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risks faced by us described below and elsewhere in this prospectus.

DEPRESSED INDUSTRY CONDITIONS, COMBINED WITH OUR SUBSTANTIAL CAPITAL REQUIREMENTS, HAVE ADVERSELY AFFECTED OUR LIQUIDITY.

     We are currently constructing or significantly upgrading six wholly-owned deepwater drilling rigs and have recently completed the construction of one deepwater drilling rig. We estimate the gross capital expenditures on these projects will be approximately $1.9 billion, of which approximately $0.8 billion remains to be expended. Since May 1998, however, there has been a downturn in demand for marine drilling rigs resulting in a decline in rig utilization and dayrates. The decline has been particularly dramatic in the domestic barge and jack-up rig markets where we are one of the largest contractors. Although our operating revenues increased by $99.6 million from 1997 to 1998, on a quarterly basis during 1998 we experienced a decline in operating revenues from $279.3 million for the first quarter of 1998 to $243.8 million for the first quarter of 1999. Similarly, although our EBITDA increased by $114.5 million from 1997 to 1998, we experienced a decline in EBITDA from $136.7 million in the first quarter of 1998 to $71.5 million in the first quarter of 1999. As a result of our declining operating results, our cash flow from operations and cash on hand, including the net proceeds from our debt offering in March 1999, our borrowings from RBF Finance Co. and our preferred stock and warrant offering in April 1999, may not be sufficient to satisfy our short-term and long-term working capital needs, planned investments, capital expenditures, debt, lease and other payment obligations. Accordingly, it may be necessary for us to obtain additional capital through debt and/or equity financings to meet our currently projected obligations. We are currently evaluating two project financings to meet a portion of our additional capital requirements. There can be no assurance, however, that we can obtain these or any other additional financings or, if obtained, that they will be on favorable terms or for the amount we need. As a result of our debt offering in March 1999 and our borrowings from RBF Finance Co., we have a limited ability under our indenture covenants to incur additional recourse indebtedness and to secure that debt. In the event that we are unable to obtain the requisite financing, we would have to sell assets or terminate or suspend one or more construction projects. Termination or suspension of a project may subject us to claims for penalties or damages under the construction contracts or drilling contracts for rigs that are being constructed. Accordingly, our inability to complete such financings would have a material adverse effect on our financial condition and results of operations.

WE ARE DEPENDENT ON THE OIL AND GAS INDUSTRY AND MARKET PRICES. DECLINES IN OIL AND GAS PRICES HAVE ADVERSELY AFFECTED OUR DAYRATES AND RIG UTILIZATION.

     The amount of cash flow we generate depends on the level of activity in offshore oil and gas exploration and development. Oil and gas prices significantly affect the level of activity in oil and gas exploration and development. These prices are volatile, and have only recently begun to show signs of recovery from declines that started in 1997. These declines have adversely affected our rig utilization and dayrates. Utilization of our domestic jack-up fleet has declined from approximately 97% in the first quarter of 1998 to approximately 49% in the first quarter of 1999, and dayrates have declined from an average of $35,000 during the first quarter of 1998 to an average of $21,000 during the first quarter of 1999. Dayrates for our domestic barge drilling rig fleet have not declined materially, but utilization of the fleet declined from approximately 93% in the first quarter of 1998 to approximately 27% in the first quarter of 1999. Our international jack-up fleet has experienced declines in utilization and dayrates since January 1998, but such declines have not been as dramatic as those experienced in the domestic jack-up fleet. If conditions in the oil and gas industry do not improve in the future, our financial condition and results of operations may continue to be adversely affected.

WE HAVE A SIGNIFICANT AMOUNT OF DEBT.

     We have a significant amount of debt. At March 31, 1999, our total indebtedness was approximately $2.7 billion, which would have been 63% of our total book value capitalization, as adjusted to give effect to our preferred stock and warrant offering in April 1999. This substantial indebtedness will have important consequences to you. For example, it will:

     - make it more difficult for us to make our required debt payments;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to fund future capital expenditures and working capital and other general corporate requirements;

     - potentially require us to sell assets or to terminate or suspend some of our deepwater drilling construction projects;

     - limit our flexibility in planning for, or reacting to, changes in our business and our industry;

     - place us at a competitive disadvantage compared to our competitors that have less debt; and

     - limit our ability to borrow additional funds because of financial and other restrictive covenants governing our debt.

OUR EXISTING DEBT DOCUMENTS CURRENTLY PREVENT US FROM PAYING CASH DIVIDENDS ON THE PREFERRED STOCK, AND THE SUBSTANTIAL PAYMENTS REQUIRED TO SERVICE OUR OUTSTANDING INDEBTEDNESS MAY MAKE IT DIFFICULT TO PAY CASH DIVIDENDS ON THE PREFERRED STOCK IN THE FUTURE EVEN IF PERMITTED BY THE COVENANTS IN OUR DEBT DOCUMENTS.

     Dividends on the preferred stock must be paid in cash after May 1, 2004. Under the indentures governing some of our outstanding indebtedness, we may pay cash dividends and make other distributions on or in respect of our capital stock, including the preferred stock, only if we meet specified financial tests. Currently, these restrictions would prohibit us from paying cash dividends on the preferred stock. We cannot assure you that our existing or future financing arrangements will ever permit us to pay cash dividends on the preferred stock. In the event that any of our financing agreements limit our ability to pay cash dividends on the preferred stock when required, we will need to obtain waivers of the limitations or refinance amounts outstanding under those agreements to make such dividend payments. We cannot assure you that we would be able to obtain waivers or refinance amounts outstanding under those agreements. In addition, we have substantial outstanding indebtedness, which will require substantial debt service payments in the future. See "Description of Significant Indebtedness." These substantial debt service payment requirements may make it difficult for us to pay cash dividends on the preferred stock in the future even if permitted by the covenants in our debt documents. Any future refinancings of this indebtedness will likely contain similar covenants. Our failure to pay cash dividends on the preferred stock for three quarters after May 1, 2004 would constitute a voting rights triggering event.

WE MAY NOT BE ABLE TO REDEEM THE PREFERRED STOCK OR REPAY THE EXCHANGE DEBENTURES BECAUSE OF OUR SUBSTANTIAL DEBT REPAYMENT OBLIGATIONS.

     As of March 31, 1999, we and our subsidiaries had approximately $2.5 billion of indebtedness with maturity dates on or prior to the mandatory redemption date of the preferred stock. These substantial repayment obligations may adversely affect our ability to redeem or refinance the preferred stock or, if issued, the exchange debentures.

THE PREFERRED STOCK AND THE EXCHANGE DEBENTURES WILL RANK JUNIOR TO OUR AND OUR SUBSIDIARIES' INDEBTEDNESS.

     The preferred stock will rank junior to all of our present and future indebtedness and other liabilities and equally with other classes of preferred stock that provide that they rank on a parity with the preferred stock and senior to our common stock and any other class of preferred stock that does not provide that it ranks on a parity with the preferred stock. In the event of our bankruptcy, liquidation or reorganization, our assets will be available to pay obligations on the preferred stock only after all of our outstanding indebtedness and other liabilities have been paid in full, and there may not be sufficient assets remaining to pay all amounts payable on the preferred stock. The preferred stock also effectively ranks junior to all liabilities, including indebtedness, of our subsidiaries. As of March 31, 1999, we and our subsidiaries had consolidated indebtedness of approximately $2.7 billion.

     If the preferred stock is exchanged for exchange debentures, the exchange debentures will rank junior to all of our senior debt. The exchange debentures will also effectively rank junior to all liabilities, including indebtedness, of our subsidiaries. In the event of our bankruptcy, liquidation or reorganization, we will be able to pay obligations on the exchange debentures only after all of our outstanding senior debt has been paid in full, and there may not be sufficient assets remaining to pay amounts payable on the exchange debentures.

     We may in the future incur additional indebtedness and, subject to certain limitations, issue additional preferred stock. Such additional indebtedness may rank senior to, equally with or junior to the exchange debentures, while additional indebtedness of the subsidiaries will effectively rank senior to the exchange debentures. Any additional preferred stock may rank junior to or, subject to a majority vote of the preferred stock, on parity with the preferred stock.

WE HAVE COMMITTED SIGNIFICANT RESOURCES TO THE DEEPWATER DRILLING MARKET.

     We have committed significant financial resources to the deepwater drilling market through our deepwater rig construction projects. The cost of these projects will exceed the cash flow from the contractual commitments that we have for these projects. If the deepwater market continues to weaken, we may not be able to obtain contracts for the use of the contracted rigs once the initial contracts expire, and any renewals may be at lower dayrates and for shorter terms than those in the initial contracts. For the periods during which we are obligated to use the Deepwater Frontier, we will be obligated to pay the full dayrate of $165,000 to the limited liability company that owns this rig, without regard to whether we have a customer for this rig. These developments would result in reduced cash flows and profitability, and adversely affect our financial condition and results of operations.

OUR CUSTOMERS MAY SEEK TO CANCEL OR RENEGOTIATE CONTRACTS DURING DEPRESSED MARKET CONDITIONS.

     During depressed market conditions like those we are currently experiencing, a customer may no longer need a rig, or may be able to obtain a comparable rig at a lower dayrate. As a result, customers may pressure us to renegotiate the terms of existing contracts. In addition, customers may seek to avoid their obligations under existing drilling contracts. Since December 1998, customers have cancelled a number of contracts within the drilling industry, including the contract for our Jack Bates semisubmersible rig, primarily based on alleged performance breaches by the drilling contractors. Our customers for our drillship Peregrine VII and our semisubmersible Falcon 100 recently cancelled their contracts with us because of our late delivery of these rigs. If our customers cancel some of our significant contracts, it could have a material adverse effect on our financial condition and results of operations.

OUR CUSTOMERS MAY CANCEL THEIR DEEPWATER CONTRACTS IF WE EXPERIENCE OPERATIONAL PROBLEMS.

     The deepwater market requires the use of floating rigs utilizing more sophisticated technologies than those of the bottom-supported rigs that previously constituted the majority of our fleet. We and other drilling contractors have experienced problems with the new generation of subsea and related systems designed for drilling in deeper waters. If this equipment fails to function properly, the rig cannot engage in drilling operations. If we encounter these or other operational problems on our deepwater rigs, we will lose revenues, and our customers may have the right to terminate the drilling contracts. The likelihood that a customer may seek to terminate a contract for operational problems is increased during market downturns like the one we are currently experiencing. If our customers cancel some of our significant contracts, it could have a material adverse effect on our financial condition and results of operations.

OUR CONSTRUCTION AND UPGRADE PROJECTS ARE SUBJECT TO DELAYS AND COST OVERRUNS.

     Our deepwater rig construction and upgrade projects are subject to delays and cost overruns from (1) delays in equipment deliveries, (2) unforeseen engineering problems, (3) work stoppages, (4) weather interference, (5) unanticipated cost increases and (6) shortages of materials or skilled labor. Our conversion projects are particularly susceptible to cost overruns and delays due to the engineering and construction uncertainties inherent in conversion projects. The customers for our drillship Peregrine VII and semisubmersible Falcon 100 have cancelled their drilling contracts due to late delivery of these rigs. We will be subject to late delivery penalties to our customer for our drillship Peregrine IV, and our drilling contract for this rig gives the customer cancellation rights if delivery is delayed significantly. We may also be subject to late delivery penalties under the recently cancelled contract for our semisubmersible Falcon 100. We have recently extended the delivery dates for, and increased our estimated costs of, several of our deepwater rig projects. Any additional cost overruns or delays will adversely affect our financial condition and results of operations.

REDUCED DAYRATES RESULTING FROM COMPETITION ADVERSELY EFFECT OUR RESULTS OF OPERATIONS BECAUSE WE CANNOT SIGNIFICANTLY REDUCE OUR OPERATING COSTS.

     The marine drilling market is highly competitive and no one competitor is dominant. During periods when the supply of rigs exceeds demand, as it currently does, this competition results in significant downward pressure on the dayrates at which we can contract our rigs. Because our rig operating costs cannot be materially reduced, any reduction in dayrates adversely affects our results of operations.

WE ARE SUBJECT TO OPERATIONAL RISKS.

     Our operations are subject to the hazards inherent in the marine drilling business. These include (1) blowouts, (2) craterings, (3) fires, (4) collisions,
(5) capsizings and (6) adverse weather. These hazards could result in substantial damage to the environment, personal injury and loss of life, suspension of drilling operations or damage to property and producing formations. We may incur substantial liabilities or losses as a result of these hazards. While we maintain insurance protection against some of these risks, and seek to obtain indemnity agreements from our customers requiring the customers to hold us harmless in the event of loss of production, reservoir damage or liability for pollution that originates below the water surface, our insurance or contractual indemnity protection may not be sufficient to protect us under all circumstances or against all hazards.

WE CONDUCT TURNKEY DRILLING OPERATIONS.

     We conduct most of our drilling services under daywork drilling contracts where the customer pays for the period of time required to drill or workover a well. We expect to provide an increasing portion of our services under turnkey drilling contracts. Under turnkey drilling contracts, we contract to drill a well to a contract depth under specified conditions for a fixed price. Our risks under a turnkey drilling contract are substantially greater than on a well drilled on a daywork basis because we assume most of the risks associated with drilling operations generally assumed by the operator in a daywork contract, including (1) risk of blowout, (2) loss of hole, (3) stuck drill stem, (4) lost production or damage to the reservoir, (5) machinery breakdowns, (6) abnormal drilling conditions and (7) risks associated with subcontractors' services, supplies and personnel.

WE CONDUCT FOREIGN OPERATIONS.

     We currently operate our rigs worldwide. Operations outside the United States involve additional risks, including (1) war and civil disturbances, (2) general strikes, (3) regional economic downturns and

(4) foreign governmental activities that may limit or disrupt markets, restrict payments or the movement of funds, impose exchange controls or cause currency devaluations, or result in the loss of contract rights or expropriation of property.

OFFSHORE DRILLING OPERATIONS ARE SUBJECT TO GOVERNMENT REGULATION.

     A number of federal, state, local and foreign laws and regulations govern our operations. These include laws and regulations that restrict the discharge of materials into the environment or otherwise relate to the protection of the environment, the safety of our personnel and vessels and other matters. Environmental laws and regulations could impose significant liability on us for damages, clean-up costs and penalties if we spill oil or other pollutants in the course of our operations. Some of these laws impose liability without regard to negligence or fault. Environmental and other laws and regulations may increase our costs of doing business, discourage our customers from exploring for oil and gas and reduce demand for our services.

THERE MAY BE ADVERSE FEDERAL INCOME TAX CONSEQUENCES FOR HOLDERS OF PREFERRED STOCK AND EXCHANGE DEBENTURES.

     Because we may pay dividends on the preferred stock by distributing additional shares of preferred stock, compliance with U.S. federal withholding tax rules would be difficult with respect to investors who are not U.S. persons. If we pay a dividend on the preferred stock by issuing additional shares of preferred stock (or otherwise are deemed to pay a distribution for United States federal income tax purposes) to any person with respect to which we determine, after request of such information from a holder as we deem appropriate, that we are obligated to withhold United States federal tax, then prior to any distribution to that holder we shall be entitled to liquidate on behalf of the holder the additional shares of preferred stock to the extent necessary in order to fully fund our withholding obligation. We will promptly distribute to such person the balance of the additional shares of preferred stock not used to fund such withholding obligation.

     Distributions of cash or, to the extent of their fair market value, distributions of additional shares of preferred stock will generally be treated as dividends, taxable as ordinary income to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. A holder would recognize this ordinary income in the case of a distribution of additional shares of preferred stock even though the holder has not received any cash with respect to the distribution. We do not expect to have current earnings and profits in 1999 as determined under U.S. federal income tax principles, and we are unable to predict if we will have current or accumulated earnings and profits in the future. To the extent a distribution with respect to the preferred stock exceeds our current earnings and profits, the distribution will be treated as a nontaxable return of capital and will be applied against and reduce the adjusted tax basis (but not below zero) in the hands of each holder of the shares of preferred stock on which the distribution is made, thus increasing the amount of any gain (or reducing the amount of any loss) which would otherwise be realized by the holder upon the sale or other disposition of such shares of preferred stock. In the case of distributions of additional preferred stock, however, this basis reduction largely should be offset by a corresponding amount of tax basis for a holder in the additional preferred stock. A holder would recognize gain to the extent that any distributions were to exceed our current or accumulated earnings and profits and the adjusted tax basis of the holder in the preferred stock.

     As the redemption price of the preferred stock is expected to exceed its issue price by more than a de minimis amount, the difference ("redemption premium") generally will be taxable as a constructive distribution of additional preferred stock to a holder over a specified period under an economic accrual method similar to that described below for accruing original issue discount ("OID") on the exchange debentures. However, to the extent we lack current or accumulated earnings and profits for a taxable year to which a constructive distribution relates, a holder should not recognize taxable income or gain as a result of the constructive distribution. Moreover, there should be no net effect on the holder's adjusted tax basis of the preferred stock as a result of the constructive distribution if we have no current or accumulated earnings and profits. To the extent we have current or accumulated earnings and profits for a taxable year to which a constructive distribution relates, the distribution will be taxable currently to the holder as a dividend even though the holder does not receive any actual distribution and will produce a corresponding increase in the adjusted tax basis of the preferred stock as to which the distribution is deemed to have been made.

     Additional shares of preferred stock distributed on the preferred stock will also have redemption premium if the redemption price of such preferred stock exceeds the fair market value of the additional shares of preferred stock when distributed by more than a de minimis amount. Such redemption premium may differ from that attributable to the shares of preferred stock issued in this offering. Therefore, any such additional shares of the preferred stock distributed may not be fungible with the shares of the preferred stock issued in this offering.

     Upon a redemption of preferred stock in exchange for exchange debentures, the holder generally will have a capital gain or loss equal to the difference between the issue price of the exchange debentures received and the holder's adjusted tax basis in the preferred stock redeemed, except to the extent all or a portion of the exchange debentures received is treated as a dividend payment. Because we have the option through May 1, 2004 to pay interest on the exchange debentures by issuing additional exchange debentures, any exchange debentures issued prior to that date will be treated as issued with OID for U.S. federal income tax purposes, unless a de minimis exception is satisfied. Further, the Exchange Debentures would be issued with OID (regardless of when issued) if either (1) the exchange debentures (or preferred stock) are traded on an established securities market at the exchange date at a price below the stated principal amount of the exchange debentures or (2) absent any trading on an established securities market, the yield on the exchange debentures was less than an applicable federal rate existing as of the exchange date. If the exchange debenture has OID in excess of the de minimis amount, holders would have to accrue all such OID into ordinary income over the entire term of the exchange debentures in advance of the receipt of the cash attributable thereto. The exchange debentures may also be subject to the rules for "applicable high yield discount obligations," in which case our deduction for OID on the exchange debentures will be substantially deferred, and a portion of such deduction may be disallowed entirely.

YOUR SHARES OF PREFERRED STOCK WILL CONTINUE TO BE SUBJECT TO TRANSFER RESTRICTIONS IF YOU DO NOT EXCHANGE THEM IN THE EXCHANGE OFFER.

     If you do not exchange your outstanding shares of preferred stock for registered preferred stock in the exchange offer, you will continue to be subject to the restrictions on transfer of your shares of preferred stock described in the legend on your shares. The restrictions on transfer of your outstanding preferred stock arise because we issued the shares under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the currently outstanding preferred stock if it is registered under the Securities Act and applicable state securities laws, or is offered and sold under an exemption from these registration requirements. We do not intend to register the currently outstanding preferred stock under the Securities Act. In addition, if you exchange your preferred stock in the exchange offer for the purpose of participating in a distribution of the new preferred stock, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent the amount of the currently outstanding preferred stock decreases because holders tender their shares in the exchange offer, the trading market, if any, for the currently outstanding preferred stock after the closing of the exchange offer would be adversely affected.

THERE IS NO ESTABLISHED MARKET FOR THE NEW PREFERRED STOCK.

     Although the new preferred stock may be resold or otherwise transferred by holders who are not affiliates of our company without compliance with the registration requirements under the Securities Act, they will be new securities for which there is currently no established trading market. We do not intend to apply for listing of the new preferred stock on a national securities exchange or for quotation of the new preferred stock on an automated dealer quotation system. The liquidity of any market for the new preferred stock will depend upon the number of holders of the new preferred stock, the interest of securities dealers in making a market in the new preferred stock and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the new preferred stock. If an active trading market for the new preferred stock does not develop, the market price and liquidity of the new preferred stock may be adversely affected. If shares of the new preferred stock are traded, they may trade at a discount from their face value, depending upon prevailing interest rates, the market for similar securities, our performance and other factors. The new preferred stock will be eligible for trading in The PORTAL Market.

     Even though we are registering our offer of the new preferred stock in the exchange offer, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of our company may publicly offer for sale or resell the new preferred stock only in compliance with provisions of Rule 144 under the Securities Act.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Summary" and "Risk Factors," and other sections of this prospectus and in the documents incorporated by reference in this prospectus.

     These forward-looking statements involve risks and uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this prospectus. These risks include: our dependence on the oil and gas industry; the effects of recent declines in oil and gas prices; our commitment to the deepwater drilling market; the cancellation of contracts by our customers; our ability to secure adequate financing, including financing to fund our deepwater drilling program; the risks involved in our construction and upgrade projects; competition; operational risks; risks involved in turnkey operations and foreign operations; the age of our rigs; government regulation and environmental matters; our ability to integrate and realize anticipated synergies relating to the merger with Cliffs Drilling Company; our ability to achieve and execute internal business plans; and the impact of any economic downturns and inflation.

     If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We initially issued an aggregate of 300,000 shares of outstanding preferred stock on April 22, 1999 to the initial purchaser in reliance on Section 4(2) of the Securities Act. The initial purchaser subsequently offered and sold the outstanding preferred stock only to "qualified institutional buyers" as defined in and in compliance with Rule 144A. The first dividend payment date for the preferred stock will be August 1, 1999. We do not expect to have completed the exchange offer by that date, and we expect to issue additional shares of preferred stock as payment of that dividend. Therefore, we are also offering to exchange registered shares of preferred stock for the shares issued as payment of the first dividend in the exchange offer.

     In connection with the sale of the outstanding preferred stock, we entered into a registration rights agreement, which requires us

     - to cause the outstanding preferred stock to be registered under the Securities Act, or to file with the Securities and Exchange Commission ("SEC") a registration statement under the Securities Act with respect to an issue of new preferred stock identical in all material respects to the outstanding preferred,

     - use our best efforts to cause such registration statement to become effective under the Securities Act, and

     - upon the effectiveness of that registration statement, to offer to the holders of the outstanding preferred stock the opportunity to exchange shares of their outstanding preferred stock for a like number of shares of new preferred stock, which will be issued without a restrictive legend and which may be reoffered and resold by the holder without restrictions or limitations under the Securities Act.

     We have filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part. We are making the exchange offer to satisfy our obligations under the registration rights agreement. The term "holder" with respect to the exchange offer means any person in whose name shares of outstanding preferred stock are registered on our books or any other person who has obtained a properly completed stock power from the registered holder, or any person whose shares of outstanding preferred stock are held of record by The Depository Trust Company ("DTC") who desires to deliver such outstanding preferred stock by book-entry transfer at DTC.

     We have not requested, and do not intend to request, an interpretation by the staff of the SEC with respect to whether the new preferred stock issued in the exchange offer in exchange for the outstanding preferred stock may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe the new preferred stock issued in exchange for outstanding preferred stock may be offered for resale, resold and otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

     - you are not a broker-dealer,

     - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act,

     - you acquire the new preferred stock in the ordinary course of your business, and

     - you have no arrangement or understanding with any person to participate in the distribution of the new preferred stock.

     Any holder who tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the new preferred stock or who is our affiliate may not rely upon the interpretations by the staff of the SEC and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Any holder to comply with such requirements may incur liabilities under the Securities Act for which the holder is not indemnified by us. Each broker-dealer (other than an affiliate of ours) that receives new preferred stock for its own account in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new preferred stock. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that, for a period of 180 days after the exchange date, we will make the prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     We are not making the exchange offer to, nor will we accept surrenders for exchange from, holders of outstanding preferred stock in any jurisdiction in which this exchange offer or its acceptance would not comply with the securities or blue sky laws.

     By tendering in the exchange offer, you will represent to us that, among other things:

     - you are acquiring the new preferred stock in the exchange offer in the ordinary course of your business, whether or not you are a holder,

     - you do not have an arrangement or understanding with any person to participate in the distribution of the new preferred stock,

     - you are not a broker-dealer, or you are a broker-dealer but will not receive new preferred stock for your own account in exchange for outstanding preferred stock, or you are a broker-dealer and will receive new preferred stock for your own account in exchange for outstanding preferred stock, where you acquired the outstanding preferred stock as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus in connection with any resale of the new preferred stock,

     - neither you nor any other person is engaged in or intends to participate in the distribution of the new preferred stock, and

     - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or, if you are our "affiliate," you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     Following the completion of the exchange offer, no shares of preferred stock will be entitled to the contingent increase in dividend rate applicable to the shares of outstanding preferred stock. Nor will holders of preferred stock have any further registration rights, and the outstanding preferred stock will continue to be subject to certain restrictions on transfer. See
" -- Consequences of Failure to Exchange." Accordingly, the liquidity of the market for the outstanding preferred stock could be adversely affected. See "Risk Factors -- There may be adverse consequences of a failure to exchange."

     Participation in the exchange offer is voluntary and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decisions on whether to participate in the exchange offer.

TERMS OF THE EXCHANGE OFFER

     General. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any and all shares of outstanding preferred stock validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue one share of new preferred stock in exchange for each share of outstanding preferred stock accepted in the exchange offer. You may tender some or all of your outstanding preferred stock in the exchange offer.

     The form and terms of the new preferred stock will be identical in all material respects to the form and terms of the outstanding preferred stock except that the new preferred stock will be registered under the Securities Act and, therefore, certificates representing shares of new preferred stock will not bear legends restricting their transfer. The new preferred stock will be treated as a single class with any outstanding preferred stock that remain outstanding. We are not conditioning the exchange offer upon any minimum number of shares of outstanding preferred stock being tendered for exchange.

     You do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the certificate of designation in connection with the exchange offer. We are sending this prospectus, together with the letter of transmittal, to all registered holders of outstanding preferred stock. We have not fixed any record date for determining record holders of outstanding preferred stock entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the SEC. Shares of outstanding preferred stock which are not tendered for exchange in the exchange offer will remain outstanding and dividends will continue to accrue, but such shares of outstanding preferred stock will not be entitled to any rights or benefits under the registration rights agreement.

     We will be deemed to have accepted validly tendered shares of outstanding preferred stock when, as and if we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new preferred stock from us. If we do not accept any tendered shares of outstanding preferred stock for exchange because of an invalid tender or the occurrence of certain other events identified in this prospectus, we will return the certificates for the unaccepted shares of outstanding preferred stock, without expense, to the tendering holder as promptly as practicable after the expiration date.

     You will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes if you tender outstanding preferred stock in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See " -- Fees and expenses."

     Expiration Date; Extensions; Amendments. The exchange offer expires at 5:00 p.m., New York City time, on August 6, 1999, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended. Although we do not intend to extend the exchange offer at this time, we reserve the right to extend the exchange offer at any time by giving oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the exchange offer, all shares of outstanding preferred stock previously tendered pursuant to the exchange offer and not withdrawn will remain subject to the exchange offer. The date of the exchange of the new preferred stock for outstanding preferred stock will be as soon as practicable following the expiration date.

     We reserve the right, in our sole discretion,

     - to delay accepting any outstanding preferred stock, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-- Conditions of the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

     - to amend the terms of the exchange offer in any manner.

     We will, as promptly as practicable, notify you orally or in writing if there is any delay in acceptance, extension, termination or amendment. If we amend the exchange offer in any manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that we will distribute to you. We will also extend the exchange offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that period.

     In all cases we will issue shares of new preferred stock for shares of outstanding preferred stock accepted for exchange in the exchange offer only after the exchange agent timely receives a properly completed and duly executed letter of transmittal and all other required documents. We reserve the right to waive any conditions of the exchange offer or defects or irregularities in the tender of outstanding preferred stock. If any tendered shares of outstanding preferred stock are not accepted for any reason set forth in the terms and conditions of the exchange offer or if shares of outstanding preferred stock are submitted for a greater number of shares than the holder desires to exchange, such unaccepted or non-exchanged outstanding preferred stock or substitute outstanding preferred stock evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder, unless otherwise provided in the letter of transmittal, as promptly as practicable after the expiration or termination of the exchange offer.

     Dividends on the New Preferred Stock. You will not receive accrued dividends on outstanding preferred stock that are accepted for exchange at the time of exchange. However, we will pay accrued but unpaid dividends on exchanged shares of outstanding preferred stock, rounded to the nearest whole share, in shares of new preferred stock on the first dividend payment date following consummation of the exchange offer.

     Procedures for Tendering Outstanding Preferred Stock. Your tender of shares of outstanding preferred stock through one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. In order to tender shares of outstanding preferred stock, you must

     - properly complete and sign a letter of transmittal or a facsimile thereof and deliver the same, together with any corresponding certificate or certificates representing the shares of outstanding preferred stock being tendered and any required signature guarantees, to the exchange agent at its address set forth in the letter of transmittal on or prior to the expiration date,

     - comply with the procedure for book-entry transfer described below, or

     - comply with the guaranteed delivery procedures described below.

     You do not need to have your signature guaranteed if the tendered shares of outstanding preferred stock are registered in the name of the signer of the letter of transmittal and the new preferred stock to be issued in exchange are to be issued and any untendered shares of outstanding preferred stock are to be reissued in the name of the registered holder, including any participant in DTC (also referred to as a book-entry facility) whose name appears on a security listing as the owner of outstanding preferred stock. In any other case you must be endorse the tendered shares of outstanding preferred stock or accompany them with written instruments of transfer in form satisfactory to us and duly executed by the registered holder. In addition, the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution which is a member of one of the following recognized signature guarantee programs:

     - The Securities Transfer Agents Medallion Program (STAMP),

     - The New York Stock Exchange Medallion Signature Program (MSF), or

     - The Stock Exchange Medallion Program (SEMP).

     If the new preferred stock or outstanding preferred stock not exchanged are to be delivered to an address other than that of the registered holder appearing on the register for the outstanding preferred stock, the signature in the letter of transmittal must be guaranteed by an eligible institution.

     YOU MUST ELECT, AND ACCEPT THE RISK OF, THE METHOD OF DELIVERY OF SHARES OF THE OUTSTANDING PREFERRED STOCK, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE RECOMMEND THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND ANY LETTER OF TRANSMITTAL OR CERTIFICATES REPRESENTING SHARES OF OUTSTANDING PREFERRED STOCK TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

     We understand that the exchange agent has confirmed with DTC that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program ("ATOP") to tender shares of outstanding preferred stock. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that DTC establish an account with respect to the outstanding preferred stock for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of shares of outstanding preferred stock by causing DTC to transfer such shares of outstanding preferred stock into the exchange agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange of the shares of outstanding preferred stock so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer and timely receipt by the exchange agent of an agent's message, and any other documents required by the letter of transmittal.

     The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of Book-Entry Confirmation, which states that:

     - DTC has received an express acknowledgment from a participant tendering shares of outstanding preferred stock which are the subject of such Book-Entry Confirmation,

     - the participant has received and agrees to be bound by the terms of the letter of transmittal, and

     - we may enforce such agreement against such participant.

     A tender will be deemed to have been received as of the date when

     - the tendering holder's properly completed and duly signed letter of transmittal accompanied by the outstanding preferred stock or a confirmation of book-entry transfer of such outstanding preferred stock into the exchange agent's account at DTC, is received by the exchange agent, or

     - a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an eligible institution is received by the exchange agent.

     Issuances of new preferred stock in exchange for outstanding preferred stock tendered pursuant to a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an eligible institution will be made only against submission of a duly signed letter of transmittal and any other required documents and deposit of the tendered outstanding preferred stock.

     We will determine all questions as to the validity, form, eligibility including time of receipt, and acceptance for exchange of any tender of shares of the outstanding preferred stock in our reasonable judgment. Our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularity in the tender of any outstanding preferred stock. Neither we, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Any shares of outstanding preferred stock received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if a number of shares of outstanding preferred stock are submitted greater than the number of shares of outstanding preferred stock being tendered by such tendering holder, such unaccepted or non-exchanged shares of outstanding preferred stock will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In addition, we reserve the right in our sole discretion

     - to purchase or make offers for any shares of outstanding preferred stock that remain outstanding subsequent to the expiration date, and

     - to the extent permitted by applicable law, to purchase outstanding preferred stock in the open market, in privately negotiated transactions or otherwise.

     The terms of any such purchases or offers will differ from the terms of the exchange offer.

     Guaranteed Delivery Procedures. If you desire to accept the exchange offer and time will not permit a letter of transmittal or outstanding preferred stock to reach the exchange agent before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if the exchange agent has received at its office, on or prior to the expiration date, a letter, telegram or facsimile transmission from an eligible institution

     - setting forth the name and address of the tendering holder,

     - setting forth the name(s) in which the shares of outstanding preferred stock are registered and the certificate number(s) of the shares of outstanding preferred stock to be tendered,

     - stating that the tender is being made thereby, and

     - guaranteeing that, within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the eligible institution, such outstanding preferred stock, in proper form for transfer or a confirmation of book-entry transfer of such outstanding preferred stock into the exchange agent's account at DTC, will be delivered by such eligible institution together with a properly completed and duly executed letter of transmittal and any other required documents.

     Unless outstanding preferred stock being tendered by the above-described method are deposited with the exchange agent within the time period set forth above, accompanied or preceded by a properly competed letter of transmittal and any other required documents, we may, at our option, reject the tender. Copies of a notice of guaranteed delivery which may be used by eligible institutions for the purposes described in this paragraph are available from the exchange agent.

     Terms and Conditions of the Letter of Transmittal. The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

     The party tendering shares of outstanding preferred stock for exchange (the "transferor") exchanges, assigns and transfers the outstanding preferred stock to us and irrevocably constitutes and appoints the exchange agent as the transferor's agent and attorney-in-fact to cause the outstanding preferred stock to be assigned, transferred and exchanged. The transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the outstanding preferred stock and to acquire the new preferred stock issuable upon the exchange of such tendered outstanding preferred stock, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered outstanding preferred stock, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered shares of outstanding preferred stock or to transfer ownership of such outstanding preferred stock on the account books maintained by DTC. All authority conferred by the transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of such transferor.

     By executing a letter of transmittal, each holder will make to us the representations set forth above under the heading "-- Purpose and Effect of the Exchange Offer."

     Withdrawal of Tenders of Outstanding Preferred Stock. Except as otherwise provided herein, tenders of shares of outstanding preferred stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of shares of outstanding preferred stock in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must

     - specify the name of the person having deposited the outstanding preferred stock to be withdrawn (the "depositor"),

     - identify the outstanding preferred stock to be withdrawn, including the certificate number or numbers and number of shares of such outstanding preferred stock,

     - contain a statement that the holder is withdrawing its election to have such outstanding preferred stock exchanged,

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which such shares of outstanding preferred stock were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the transfer agent with respect to the outstanding preferred stock register the transfer of such shares of outstanding preferred stock in the name of the person withdrawing the tender, and

     - specify the name in which any such shares of outstanding preferred stock are to be registered, if different from that of the depositor.

     If shares of outstanding preferred stock have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility. All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, and our determination shall be final and binding on all parties. Any outstanding preferred stock so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new preferred stock will be issued with respect thereto unless the shares of outstanding preferred stock so withdrawn are validly retendered. Any shares of outstanding preferred stock which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding preferred stock may be retendered by following one of the procedures described above under "-- Procedures for Tendering Outstanding Preferred Stock" at any time prior to the expiration date.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue shares of new preferred stock in exchange for, any shares of outstanding preferred stock. We may terminate or amend the exchange offer, if at any time before the acceptance of shares of outstanding preferred stock for exchange or the exchange of the shares of new preferred stock for shares of outstanding preferred stock, the exchange offer is determined by us, in our sole and absolute discretion, to violate applicable law or any applicable interpretation of the staff of the SEC.

EXCHANGE AGENT

     We have appointed American Stock Transfer & Trust Company as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

        By hand or overnight courier:                             By Mail:
   American Stock Transfer & Trust Company        American Stock Transfer & Trust Company
                40 Wall Street                                 40 Wall Street
              New York, NY 10005                             New York, NY 10005
       Attn: Reorganization Department                Attn: Reorganization Department
                                                 (registered or certified mail recommended)

                By Facsimile:                              Confirm by Telephone:
                (718) 234-5001                                 (718) 921-8200
       (For eligible institutions only)

FEES AND EXPENSES

     We will bear all fees and the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by our officers and regular employees and those of affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders. We will also pay the cash expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and transfer agent and registrar, accounting and legal fees and printing costs, among others.

     We have not retained any dealer-manager or other soliciting agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, the letter of transmittal and related documents to the beneficial owners of the outstanding preferred stock and in handling or forwarding tenders for exchange.

     We will pay all transfer taxes, if any, applicable to the exchange of the outstanding preferred stock for new preferred stock in the exchange offer. If, however, new preferred stock, or outstanding preferred stock for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding preferred stock tendered or if a transfer tax is imposed for any reason other than the exchange of the outstanding preferred stock pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The shares of outstanding preferred stock that are not exchanged for new preferred stock in the exchange offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such outstanding preferred stock may be resold only

     - to us or any of our subsidiaries,

     - to a qualified institutional buyer in compliance with Rule 144A,

     - to an institutional accredited investor that, prior to such transfer, furnishes to the transfer agent a signed letter containing certain representations and agreements relating to the restrictions on transfer of the outstanding preferred stock and an opinion of counsel acceptable to us that such transfer is in compliance with the Securities Act,

     - pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available,

     - in accordance with another exemption from the registration requirements of the Securities Act (and based on a legal opinion acceptable to us), or

     - pursuant to an effective registration statement under the Securities Act.

     The liquidity of the outstanding preferred stock could be adversely affected by the exchange offer. Following the consummation of the exchange offer, holders of the preferred stock will have no further registration rights under the registration rights agreement and will not be entitled to the contingent increase in the dividend rate applicable to the outstanding preferred stock.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new preferred stock. In consideration for issuing the new preferred stock as contemplated in this prospectus, we will receive in exchange a like number of outstanding preferred stock. The form and terms of the new preferred stock are identical in all material respects to the form and terms of the outstanding preferred stock, except that:

     - the offering of the new preferred stock has been registered under the Securities Act;

     - the new preferred stock will not be subject to transfer restrictions; and

     - the holders of the new preferred stock will not be entitled to registration or other rights under the registration rights agreement, including the payment of liquidated damages upon our failure to complete the exchange offer.

     The outstanding preferred stock surrendered in exchange for new preferred stock will be retired and canceled and cannot be reissued. Accordingly, issuance of the new preferred stock will not result in a change in the number of shares of outstanding preferred stock.

                                 CAPITALIZATION

     The following table sets forth our unaudited consolidated capitalization as of March 31, 1999 and our unaudited consolidated capitalization as adjusted to reflect our offering of preferred stock and warrants in April 1999, and the application of the net proceeds from that offering. You should read this table along with our consolidated financial statements and the related notes that are incorporated by reference in this prospectus.

                                                                        AS OF
                                                                   MARCH 31, 1999
                                                              -------------------------
                                                                                AS
                                                                ACTUAL       ADJUSTED
                                                              -----------   -----------
                                                              (IN MILLIONS, UNAUDITED)
Cash and cash equivalents...................................   $  545.1      $  834.1
                                                               ========      ========
Current portion of long-term debt...........................        6.2           6.2
Long-term debt, excluding current portion:
  Loans from RBF Finance Co. due 2006(1)....................      400.0         400.0
  Loans from RBF Finance Co. due 2009(2)....................      400.0         400.0
  12 1/4% Senior Notes due 2006.............................      200.0         200.0
  6 1/2% Senior Notes due 2003..............................      249.2         249.2
  6 3/4% Senior Notes due 2005..............................      348.2         348.2
  6.95% Senior Notes due 2008...............................      249.2         249.2
  7 3/8% Senior Notes due 2018..............................      248.0         248.0
  9 1/8% Senior Notes due 2003..............................      100.0         100.0
  9 1/2% Senior Notes due 2008..............................      300.0         300.0
  10 1/4% Senior Notes due 2003.............................      202.4         202.4
  Other debt................................................       17.3          17.3
                                                               --------      --------
          Total long-term debt, including current portion...    2,720.5       2,720.5
                                                               --------      --------
Minority interest...........................................       44.6          44.6
                                                               --------      --------
Mandatorily redeemable preferred stock(3)...................         --         242.8
                                                               --------      --------
Stockholders' equity:
  Common stock, par value $.01 per share....................        1.9           1.9
  Capital in excess of par..................................    1,061.1       1,061.1
  Warrants(4)...............................................         --          46.2
  Retained earnings.........................................      200.7         200.7
  Other.....................................................      (10.7)        (10.7)
                                                               --------      --------
Total stockholders' equity..................................    1,253.0       1,299.2
                                                               --------      --------
Total capitalization, including short-term obligations and
  current portion of long-term debt.........................   $4,018.1      $4,307.1
                                                               ========      ========

---------------

(1) Comprised of ten tranches with interest rates of 11.02%.

(2) Comprised of ten tranches with interest rates of 11.395%.

(3) We have discounted the $300 million liquidation preference of the preferred stock by the preliminary estimated fair value of the warrants and a portion of the estimated offering costs.

(4) We have based the fair value of the warrants on our preliminary estimate, and we will finalize the fair value based on a third party appraisal.

                           DESCRIPTION OF SECURITIES

DESCRIPTION OF PREFERRED STOCK

     The following is a summary of the significant terms of the preferred stock. The terms of the preferred stock are set forth in the certificate of designation. The outstanding shares of preferred stock were offered for sale in a private transaction that was not subject to the registration requirements of the Securities Act. The following summary of the preferred stock, the certificate of designation and the registration rights agreement is not intended to be complete and is subject to, and qualified in its entirety by reference to, our certificate of incorporation, the certificate of designation and the registration rights agreement, including the definitions of certain terms used below. Copies of the certificate of designation and registration rights agreement are filed as exhibits to the registration statement of which this prospectus forms a part. As used in this description of preferred stock, references to the preferred stock shall be deemed to include the outstanding preferred stock and the new preferred stock.

  General

     We are authorized to issue 50,000,000 shares of preferred stock, $0.01 par value per share. Our certificate of incorporation authorizes our Board of Directors to issue classes of preferred stock from time to time in one or more series, with such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions as may be determined by our Board of Directors, subject to certain limitations. See "-- Ranking." Our Board of Directors adopted resolutions approving the certificate of designation. The certificate of designation creates a maximum of 600,000 shares of outstanding preferred stock, of which 300,000 shares of outstanding preferred stock are authorized, issued and outstanding pursuant to the private offering and an additional 300,000 shares of outstanding preferred stock are designated and reserved for issuance to pay dividends on the outstanding preferred stock if we elect to pay dividends on the outstanding preferred stock in additional shares of outstanding preferred stock. The certificate of designation also creates a class consisting of a like number of shares of new preferred stock to be issued pursuant to the exchange offer having terms identical in all material respects to the outstanding preferred stock. See "-- Preferred Stock Exchange Offer; Registration Rights; Liquidated Damages."

     All these shares of preferred stock have a liquidation preference of $1,000 per share. We are required to redeem (subject to the legal availability of funds therefor) all outstanding shares of preferred stock on May 1, 2009 at a price in cash equal to the liquidation preference, plus, without duplication, accrued and unpaid dividends and liquidated damages, if any, to the date of redemption. Subject to our satisfaction of specified conditions, including there being no "default" or "event of default" arising under the indentures for our existing senior notes, the preferred stock is exchangeable (in whole but not in part) for the exchange debentures at our option on any dividend payment date. The outstanding preferred stock is fully paid and non-assessable and the holders thereof have do not have any subscription or preemptive rights. Upon issuance, the new preferred stock will be fully paid and non-assessable and the holders thereof will not have any subscription or preemptive rights.

     The preferred stock ranks junior in right of payment to all of our indebtedness and other obligations. As of March 31, 1999, on a pro forma basis after giving effect to the private offering, the preferred stock would have been junior in right of payment to $2.7 billion of indebtedness of our company and our subsidiaries. In addition, our operations are conducted primarily through our subsidiaries and, therefore, we are dependent upon the cash flow of our subsidiaries to meet our obligations, including our ability to pay cash dividends on and to redeem the preferred stock. Any right of ours to receive assets of any of our subsidiaries will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of such entities.

     The transfer agent and registrar for the preferred stock is American Stock Transfer & Trust Company, unless and until we select a successor.

  Ranking

     With respect to dividends and rights on the liquidation, winding-up and dissolution, the preferred stock ranks:

     - senior to each class of our capital stock outstanding or established after the date of the certificate of designation by our Board of Directors, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the preferred stock as to dividends and rights on the liquidation, winding-up and dissolution of our company (collectively referred to, together with our common stock, as "junior securities") and

     - on a parity with each other class of our preferred stock established after the date of this offering memorandum by our Board of Directors the terms of which expressly provide that such class or series will rank on a parity with the preferred stock as to dividends and rights on the liquidation, winding-up and dissolution of our company (collectively referred to as the "parity securities").

     The certificate of designation provides that we may not, without the approval of the holders of at least a majority of the then outstanding shares of preferred stock voting or consenting as a separate class, authorize, create (by way of reclassification or otherwise) or issue any parity securities or any security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of parity securities, except that we may issue:

     - shares of new preferred stock pursuant to the certificate of designation and as provided in the registration rights agreement; and

     - shares of outstanding preferred stock or new preferred stock to pay dividends thereon in accordance with the terms of the certificate of designation.

     The certificate of designation provides that we may not authorize, create or issue (by way of reclassification or otherwise) any future issuances of preferred stock that rank senior to the preferred stock.

  Dividends

     The holders of shares of the preferred stock are entitled to receive, whether or not dividends are declared by the Board of Directors out of our funds, cumulative preferential dividends from the issue date of the preferred stock accumulating at 13 7/8% of the liquidation preference per annum from the date of issuance, payable quarterly on February 1, May 1, August 1 and November 1, or, if any such date is not a business day, on the next succeeding business day (each a "dividend payment date"), to the holders of record as of the immediately preceding January 15, April 15, July 15 and October 15 (each, a "record date"). Dividends may be paid in cash or, at our option until May 1, 2004, by the issuance of additional shares of preferred stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. In the event that on or prior to May 1, 2004 dividends are declared and paid through the issuance of additional shares of preferred stock, such dividends shall be deemed paid in full and will not accumulate. After May 1, 2004, dividends must be paid in cash. The first dividend payment of preferred stock will be payable on August 1, 1999. Dividends payable on the preferred stock are computed on the basis of a 360-day year consisting of twelve 30-day months and are deemed to accrue on a daily basis.

     The dividend rate on the preferred stock is subject to increase, and liquidated damages will be payable on the dividend payment dates set forth above, in specified circumstances, if, among other matters, the preferred stock is not registered with the SEC within specified time periods. All references herein to "dividends" shall be deemed to include any such "liquidated damages." See "-- Preferred Stock Exchange Offer; Registration Rights; Liquidated Damages."

     Dividends on the preferred stock accrue whether or not we have earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the dividend payment date for the period to which they relate. In the event that dividends on the preferred stock are in arrears and unpaid for three or more quarterly dividend periods (whether or not consecutive), holders of preferred stock will be entitled to certain voting rights. See "-- Voting Rights; Amendments." The certificate of designation provides that we will take all actions required or permitted under the Delaware General Corporation Law (the "DGCL") to permit the payment of dividends on the preferred stock, including, without limitation, through the revaluation of our assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends.

     If we pay a dividend on the preferred stock by issuing additional shares of preferred stock (or otherwise are deemed to pay a distribution for United States federal income tax purposes) to any person with respect to which we determine, after request of such information from such holder as we deem appropriate, that we are obligated to withhold United States federal tax, then prior to any such distribution we shall be entitled to liquidate on behalf of such person the additional shares of preferred stock to the extent necessary in order to fully fund our withholding obligation. We will promptly distribute to such person the balance of the additional shares of preferred stock not used to fund such withholding obligation.

     Dividends on account of arrears for any past dividend period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record of preferred stock on such date, not more than 45 days prior to the payment thereof, as may be fixed by our Board of Directors.

     No dividends whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of preferred stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of preferred stock. No full dividends may be declared or paid or funds set apart for the payment of dividends on any parity securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for such payment set apart for such payment on the preferred stock. If full dividends are not so paid, the preferred stock will share dividends pro rata with the parity securities. So long as any preferred stock is outstanding and unless and until full cumulative dividends have been paid (or are deemed paid) in full on the preferred stock:

     - no dividend (other than a dividend payable solely in shares of additional junior securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of junior securities;

     - no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of junior securities, other than a distribution consisting solely of junior securities;

     - no shares of parity securities or junior securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other junior securities) by us or any of our subsidiaries;

     - no warrants, rights, calls or options requiring or permitting us or any of our Subsidiaries to purchase any parity securities or junior securities shall be directly or indirectly issued by us or any of our subsidiaries; and

     - no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of parity securities or junior securities by us or any of our subsidiaries.

     Holders of the preferred stock are not entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends described in this prospectus.

     The indentures relating to some of our existing indebtedness contain, and future credit agreements or other agreements relating to indebtedness to which we become a party may contain, restrictions on our ability to pay dividends on the preferred stock (other than solely in additional shares of preferred stock).

  Voting Rights; Amendments

     Holders of record of shares of the preferred stock have no voting rights, except as required by law and as provided in the certificate of designation. The certificate of designation provides that upon:

          (a) the accumulation of accrued and unpaid dividends on the outstanding preferred stock in an amount equal to three or more quarterly dividend periods (whether or not consecutive) in the aggregate;

          (b) our failure to make any required change of control offer, or

          (c) our failure to comply with any of the other covenants or agreements set forth in the certificate of designation and the continuance of such failure for 30 consecutive days or more after receipt of notice of such failure from the holders of at least 25% of the preferred stock then outstanding (each of the events described in clauses (a), (b) and (c) being referred to herein as a "voting rights triggering event"), then the holders of a majority of the outstanding shares of preferred stock, with the holders of shares of any parity securities, issued after the date of original issuance of the outstanding preferred stock, upon which like voting rights have been conferred and are exercisable, voting as a single class, will be entitled to elect two directors to our Board of Directors for successive one-year terms until all dividends in arrears on the preferred stock have been paid or declared and set apart for payment, we have made and, to the extent any shares of preferred stock are tendered, consummated such change of control offer, or such failure to comply with covenants or other agreements has been cured. Upon our paying or declaring and setting apart of funds for payment of all such dividends in arrears, making and consummating such change of control offer or curing such failure to comply with covenants or other agreements, the term of office of each director elected will immediately terminate and the number of directors constituting the entire Board of Directors will be reduced by the number of directors elected by the holders of the preferred stock and any parity securities.

     In addition to the provisions described above in "-- Ranking," the certificate of designation also provides that we will not, without the approval of the holders of at least a majority of the preferred stock then outstanding, amend, alter or repeal any of the provisions of our certificate of incorporation (including the certificate of designation) or our bylaws so as to affect adversely the powers, preferences or rights of the holders of the preferred stock or reduce the time for any notice to which the holders of the preferred stock may be entitled. Subject to the provisions described above under "-- Ranking," the certificate of designation provides that an amendment of our certificate of incorporation to authorize or create, or to increase the amount of junior securities or parity securities shall not be deemed to affect adversely the powers, preferences or rights of the holders of the preferred stock.

     Notwithstanding the foregoing, modifications and amendments to the certificate of designation described below under "-- Change of Control" may be made by us with the consent of the holders of a majority of the preferred stock then outstanding; provided that following the mailing of any change of control offer and until the expiration date for holders to accept that change of control offer, no such modification or amendment may, without the consent of the holder of each outstanding share of preferred stock affected thereby, modify any change of control offer for the preferred stock required under the covenant entitled "-- Change of Control" in a manner materially adverse to the holders of outstanding preferred stock. In addition, holders of a majority of the outstanding preferred stock may waive any past default of the provisions of the certificate of designation described below under "-- Change of Control" except a default arising from failure to purchase any preferred stock tendered pursuant to an change of control offer.

     Under Delaware state law, holders of preferred stock, under certain circumstances, are entitled to vote as a class upon a proposed amendment to our certificate of incorporation, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

  Exchange

     The preferred stock will not be exchangeable for exchange debentures unless on a dividend payment date we could, among other things, (1) redeem the preferred stock, (2) incur the indebtedness evidenced by the exchange debentures and (3) pay in cash the dividend payable on such Dividend Payment Date, without violating the covenants in the indentures governing our existing indebtedness.

     If the preferred stock is exchangeable, we may, at our option, on such dividend payment date, exchange in whole, but not in part, the then outstanding shares of preferred stock for exchange debentures with a principal amount equal to the liquidation preference of the preferred stock; provided that

     - on the date of such exchange there are no accumulated and unpaid dividends and liquidated damages, if any, on the preferred stock (other than the dividend payable on such date) or other contractual impediments to such exchange;

     - there shall be legally available funds sufficient therefor;

     - immediately after giving effect to such exchange, no default or event of default (each as defined in the indentures relating to our existing indebtedness and under the exchange debenture indenture) would exist under such indentures with respect to such senior notes, secured notes or Exchange Debentures or would be caused thereby;

     - the Exchange Debenture Indenture (as defined below) has been qualified under the Trust Indenture Act of 1939, if such qualification is required at the time of exchange; and

     - we shall have delivered a written opinion to the trustee (under the exchange debenture indenture) to the effect that all conditions to be satisfied prior to such exchange have been satisfied.

     At any time, we may make an irrevocable election to waive our right to exchange the preferred stock for exchange debentures.

     Upon any exchange pursuant to the preceding paragraph, holders of outstanding preferred stock will be entitled to receive, subject to the second succeeding sentence of this paragraph, $1.00 principal amount of exchange debentures for each $1.00 of the aggregate liquidation preference of preferred stock held by them, plus, without duplication, the accrued and unpaid dividends due on the exchange date. The exchange debentures will be issued in registered form, without coupons. The exchange debentures will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issuable in principal amounts less than $1,000 so that each holder of preferred stock will receive interests representing the entire amount of exchange debentures to which such holder's shares of preferred stock entitle such holder; provided that we may pay cash in lieu of issuing an exchange debenture having a principal amount less than $1,000. Notice of the intention to exchange will be sent by or on behalf of us not more than 60 days nor less than 30 days prior to the exchange date by first class mail, postage prepaid, to each holder of record of preferred stock at its registered address. If notice of exchange has been given (unless we default in issuing exchange debentures in redemption by means of the exchange for the preferred stock or fail to pay or set aside accrued and unpaid dividends and liquidated damages, if any, on the preferred stock) and certain conditions with respect to the issuance of exchange debentures are met, on the exchange date the holders of the preferred stock will cease to be stockholders with respect to such shares and will have no interest in or claims against us by virtue thereof (except the right to receive exchange debentures in exchange therefor and accrued and unpaid dividends thereon to the exchange date) and will have no voting or other rights with respect to such shares, dividends will cease to accrue on the preferred stock, and the shares of preferred stock will no longer be outstanding. No shares of preferred stock may be exchanged for exchange debentures unless we have paid or set aside for the benefit of the holders of the preferred stock all accrued and unpaid dividends and liquidated damages, if any, on the preferred stock to the exchange date. Our ability to exchange preferred stock for exchange debentures is restricted under the terms of the indentures relating to our existing indebtedness. Our ability to exchange preferred stock for exchange debentures is also subject to certain conditions contained in the indenture relating to the exchange debentures and to limitations imposed under the DGCL and by applicable laws protecting the rights of creditors.

  Redemption

     Mandatory Redemption

     On May 1, 2009, we will be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of preferred stock at a price in cash equal to the liquidation preference thereof, plus accrued and unpaid dividends (including an amount in cash equal to a pro rated dividend for any partial dividend period) and liquidated damages, if any, to the date of redemption. We will not be required to make sinking funds payments with respect to the preferred stock. The certificate of designation provides that we will take all actions required or permitted under Delaware law to permit such redemption.

     Optional Redemption

     The preferred stock may be redeemed, in whole or in part, at our option on or after May 1, 2004, at the redemption prices specified below (expressed as percentages of the liquidation preference thereof), in each case, together with accrued and unpaid dividends (including an amount in cash equal to a pro rated dividend for any partial dividend period) and liquidated damages, if any, to the date of redemption, upon not less than 30 nor more than 60 days' prior written notice, if redeemed during the 12-month period commencing on May 1 of each of the years set forth below:

YEAR                                                        PERCENTAGE
----                                                        ----------
2004.....................................................    106.938%
2005.....................................................    104.625%
2006.....................................................    102.313%
2007 and thereafter......................................    100.000%

     Notwithstanding the foregoing, at any time on or prior to May 1, 2002, we may, at our option, redeem in whole or in part, shares of the preferred stock having an aggregate liquidation preference of up to $105 million at a price in cash equal to 113.875% of the liquidation preference thereof, plus accrued and unpaid dividends and liquidated damages thereon, if any, to the redemption date, with the net cash proceeds from one or more public equity offerings; provided that any such redemption shall occur within 45 days of the date of the closing of such public equity offerings.

  Liquidation Rights

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of our company or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of our capital stock, each holder of shares of the preferred stock will be entitled to payment out of our assets available for distribution of an amount equal to the liquidation preference per share of preferred stock held by such holder, plus accrued and unpaid dividends and liquidated damages, if any, to the date fixed for liquidation, dissolution, winding-up or reduction or decrease in capital stock, before any distribution is made on any junior securities, including, without limitation, our common stock. After payment in full of the liquidation preference and all accrued and unpaid dividends and liquidated damages, if any, to which holders of preferred stock are entitled, such holders will not be entitled to any further participation in any distribution of our assets. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of our company, the amounts payable with respect to the preferred stock and all other parity securities are not paid in full, the holders of the preferred stock and the parity securities will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends and liquidated damages to which each is entitled. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of our property or assets nor the consolidation or merger of our company with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of our company or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of our company or reduction or decrease in capital stock.

     The certificate of designation does not contain any provision requiring funds to be set aside to ensure the payment of the liquidation preference of the preferred stock, although such liquidation preference will be substantially in excess of the par value of the shares of the preferred stock. There can be no assurance that, upon any such voluntary or involuntary liquidation, dissolution or winding-up of our company, there will be funds available in an amount sufficient to pay such liquidation preference in full, in part or at all.

  Change of Control

     Upon the occurrence of any of the following events (each a "change of control"), we will be required to make an offer (the "change of control offer") to each holder of shares of preferred stock to repurchase all or any part (but not, in the case of any holder requiring us to purchase less than all of the shares of preferred stock held by such holder, any fractional shares) of such holder's preferred stock at an offer price in cash equal to 101% of the aggregate liquidation preference thereof plus, without duplication, all accrued and unpaid dividends per share to the date of purchase (including an amount in cash equal to a pro rated dividend for the period from the dividend payment date immediately prior to the date of purchase to the date of purchase) and liquidated damages, if any, to the date of purchase (the "change of control purchase price"):

          (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of our voting stock;

          (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted our Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by our shareholders was approved by a vote of 66 2/3% of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; and

          (iii) the merger or consolidation of our company with or into another person or the merger of another person with or into our company, or the sale of all or substantially all our assets or of the assets of our company and its restricted subsidiaries (as defined below) taken as a whole to another person, and, in the case of any such merger or consolidation, our securities that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of our voting stock are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the voting stock of the surviving corporation.

     Notwithstanding the foregoing, a change of control shall not be deemed to have occurred if (a) the ratings assigned to our 12 1/4% Senior Notes due 2006 by Moody's and S&P prior to the announcement are not downgraded or placed on a negative credit watch by either such rating agency as a result thereof and (b) no default has occurred and is continuing under the indenture relating to those senior notes.

     Within 30 days following any Change of Control, we shall mail a notice to each holder of the preferred stock stating, among other things:

     - that a change of control has occurred and that such holder has the right to require us to purchase such holder's preferred stock for the change of control purchase price;

     - the circumstances and relevant facts regarding such change of control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such change of control);

     - the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

     - the instructions determined by us, consistent with the covenant described hereunder, that a holder of the preferred stock must follow in order to have its preferred stock purchased.

     We shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of preferred stock pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue thereof.

     The certificate of designation provides that if any credit facility that provides for an event of default or requires a payment upon a change of control is in effect or if we or our subsidiaries have any outstanding indebtedness that requires a payment upon a change of control, or any amounts are owing thereunder or in respect thereof, at the time of the occurrence of a change of control, prior to the mailing of the notice to holders described in the second preceding paragraph, but in any event within 30 days following any change of control, we shall be required to (i)(A) repay or cause the borrowers thereunder to repay in full all obligations under or in respect of such credit facility or such other indebtedness of each lender who has then irrevocably accepted such offer or (B) obtain and cause such other borrowers to obtain the requisite consents under such credit facility or such other indebtedness from the holders of such other indebtedness to permit the repurchase of the preferred stock as described above without violating any applicable covenants and other contractual restrictions contained in the instruments governing such credit facility and other indebtedness , and (ii) if we and any other borrowers do not obtain such requisite consents pursuant to clause (i)(B) above, take such other or additional actions as may be required to consummate the change of control offer in compliance with all applicable covenants or other contractual restrictions in the instruments governing such credit facility or other indebtedness. We may not, and shall not be required to, purchase preferred stock in the event of a change of control unless and until we have complied with the covenant described in the preceding sentence; provided, that our failure to comply with the covenant described in the preceding sentence constitutes a voting rights triggering event described in clause (b) under "-- Voting Rights; Amendments" above. There can be no assurance that we will have adequate resources to refinance or fund the repurchase of the preferred stock in the event of a change of control. Our failure, following a change of control, to make a change of control offer or to pay when due the change of control purchase price for shares of preferred stock tendered in conformity with any such change of control offer will give the holders of the preferred stock the rights described under "-- Voting Rights; Amendments." As a result of the foregoing, a holder of the preferred stock may not be able to compel us to purchase the preferred stock unless we or such borrower is able at the time to refinance all of the obligations under or in respect of such credit facility or such other indebtedness or obtain requisite consents thereunder.

     The certificate of designation further provides that

     - if we have issued any outstanding preferred stock (other than the preferred stock), and we are required to make a change of control offer or to make a distribution with respect to such preferred stock (other than the preferred stock) in the event of a change of control, we shall not consummate any such offer or distribution with respect to such preferred stock (other than the preferred stock and any parity securities having comparable rights on a change of control) until such time as we shall have paid the change of control purchase price in full to the holders of preferred stock that have validly accepted our change of control offer and shall otherwise have consummated the change of control offer made to holders of the preferred stock and

     - we will not issue preferred stock with change of control provisions requiring the payment of such preferred stock prior to or contemporaneous with the payment of the preferred stock in the event of a change of control without the approval of holders of at least a majority of the preferred stock then outstanding.

     Except as described above with respect to a change of control, the certificate of designation does not contain provisions that permit the holders of the preferred stock to require that we repurchase or redeem the preferred stock in the event of takeover, recapitalization or similar transaction.

     We are not required to make a change of control offer to the holders of preferred stock upon a change of control if a third party makes the change of control offer described above in the manner, at the times and otherwise in compliance with the requirements set forth in the certificate of designation and purchases all shares of preferred stock validly tendered and not withdrawn under such change of control offer.

     The definition of change of control includes a phrase relating to the sale, conveyance, lease or transfer of all or substantially all of our assets or the assets of our company and our restricted subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, if we and/or our restricted subsidiaries were to engage in a transaction in which we or they disposed of less than all of the assets of our company or our company and our restricted subsidiaries taken as a whole, as applicable, a question of interpretation could arise as to whether such disposition was of "substantially all" of its or their assets, as the case may be, and whether we were required to make a change of control offer.

  Mergers, Consolidation or Sale of Assets.

     We shall not consolidate with or merge into any person, continue in another jurisdiction, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets to any person, unless:

     - the person formed by or surviving such consolidation or merger (if other than our company), or to which such sale, lease, conveyance, transfer or other disposition shall be made (collectively, the "successor"), is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia,

     - the preferred stock shall be converted into or exchanged for and shall become shares of such successor, having in respect of such Successor, the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the preferred stock had immediately before such transactions, and

     - immediately after giving effect to such transaction, no voting rights triggering event shall have occurred and be continuing.

  Transfer Agent and Registrar

     American Stock Transfer & Trust Company is the transfer agent and registrar for the preferred stock.

  Reports to Holders

     The certificate of designation provides that whether or not required by the rules and regulations of the SEC, so long as any shares of preferred stock are outstanding, we shall furnish to the holders of the preferred stock within 15 days after we are or would have been required to file them with the SEC, (i) all annual and quarterly financial information that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q (without exhibits) if we were required to file such forms, including a section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K (without exhibits) if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing). In addition, we shall furnish to the holders of the preferred stock and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act and the exhibits omitted from the information furnished pursuant to the preceding sentence, for so long as the preferred stock is not freely transferable under the Securities Act.

  Preferred Stock Exchange Offer; Registration Rights; Liquidated Damages

     We and the initial purchaser entered into the registration rights agreement upon the closing of the private offering of the preferred stock. Pursuant to the registration rights agreement, we agreed to file with the SEC the registration statement of which this prospectus forms a part.

     If any holder of transfer restricted securities notifies us prior to the 20th day following consummation of the exchange offer that (A) it is prohibited by law or SEC policy from participating in the exchange offer or (B) that it may not resell the new preferred stock or the new exchange debentures, as the case may be, acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns preferred stock or exchange debentures acquired directly from us or an affiliate of our company, we will file with the SEC a shelf registration statement to cover resales of the preferred stock or the exchange debentures by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. We will use its best efforts to cause the shelf registration statement to be declared effective as promptly as possible by the SEC.

     For purposes of the foregoing, "transfer restricted securities" means preferred stock or exchange debentures, as the case may be, until (i) the date on which such security has been exchanged by a person other than a broker-dealer for new preferred stock or new exchange debentures, as the case may be, in the exchange offer, (ii) following the exchange by a broker-dealer in the exchange offer of a share of preferred stock or an exchange debenture, as the case may be, for new preferred stock or new exchange debentures, as the case may be, the date on which such new security is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement, (iii) the date on which such security has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement or (iv) the date on which such security is distributed to the public pursuant to Rule 144 under the Securities Act.

     The registration rights agreement provides that (i) we use our best efforts to issue on or prior to 30 days after the date on which the exchange offer registration statement is declared effective by the SEC, new preferred stock or new exchange debentures, as applicable, in exchange for all preferred stock or exchange debentures tendered prior thereto in the exchange offer and (ii) if obligated to file the shelf registration statement, we will use our best efforts to file the shelf registration statement with the SEC on or prior to 30 days after such filing obligation arises and to cause the shelf registration to be declared effective by the SEC on or prior to 120 days after such obligation arises.

     If (a) we fail to file the shelf registration statement on or before the date specified for such filing, (b) the shelf registration statement is not declared effective by the SEC on or prior to the date specified for such effectiveness (the "effectiveness target date"), or (c) we fail to consummate the exchange offer within 30 days of the effectiveness target date with respect to the exchange offer registration statement or (d) the shelf registration statement or the the registration statement of which this prospectus forms a part is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the registration rights agreement (each such event referred to in clauses (a) through (d) above a "registration default"), then we will pay liquidated damages to each holder of preferred stock or exchange debentures, as the case may be, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to $.05 per week per $1,000 in liquidation preference of the preferred stock or principal amount of exchange debentures held by such holder, as applicable. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 in liquidation preference of the preferred stock or principal amount of exchange debentures, as applicable, with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages of $.50 per week per $1,000 in liquidation preference of the preferred stock or principal amount of exchange debentures. All accrued liquidated damages will be paid by us on each dividend payment date or interest payment date, as applicable, to the global certificate holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

     Holders of preferred stock or exchange debentures, as applicable, are required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and are required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their securities included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above.

DESCRIPTION OF EXCHANGE DEBENTURES

  General

     The exchange debentures will, if and when issued, be issued pursuant to an indenture to be dated as of the date of first issuance (the "Exchange Date") of the exchange debentures (the "Indenture" or "Exchange Debenture Indenture") among us and U.S. Trust Company, N.A., as trustee (the "Trustee"). The terms of the exchange debentures include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the Indenture. The exchange debentures are subject to all such terms, and holders of exchange debentures are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture and registration rights agreement are included as exhibits to the registration statement of which this prospectus forms a part. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

  Principal, Maturity and Interest

     The exchange debentures will be our general unsecured obligations and will mature on May 1, 2009 and will be limited in aggregate principal amount to the liquidation preference of the preferred stock, plus, without duplication, accumulated and unpaid dividends, on the date on which it is exchanged for exchange debentures (plus any additional exchange debentures issued in lieu of cash interest as described herein). The exchange debentures will be issued in fully registered form only, in denominations of $1,000 and integral multiples thereof (other than as described in "-- Description of Preferred Stock" or with respect to additional exchange debentures issued in lieu of cash interest as described herein). The exchange debentures will bear interest at the rate of 13 7/8% per annum and will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year to Holders of record on the immediately preceding January 15, April 15, July 15 and October 15. On or before May 1, 2004, interest payable on the exchange debentures may be paid in the form of additional exchange debentures valued at the principal amount thereof. Interest on the exchange debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Exchange Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium and Liquidated Damages, if any, and interest on the exchange debentures will be payable at our office or agency maintained for such purpose or, at our option, payment of interest and Liquidated Damages, if any, may be made by check mailed to the holders of the exchange debentures at their respective addresses set forth in the register of holders of exchange debentures. Until otherwise designated by us, our office or agency will be the office of the Trustee maintained for such purpose. The exchange debentures will be issued in denominations of $1,000 and integral multiples thereof.

     The exchange debentures will be subordinated in right of payment to all of our Senior Debt and will rank pari passu with or senior to our future Indebtedness that expressly provides that it ranks pari passu with or junior to the exchange debentures, as the case may be.

     We conducts our operations primarily through subsidiaries and, therefore, we are dependent upon the cash flow of our subsidiaries to meet our obligations, including our obligations under the exchange debentures. The exchange debentures will be effectively subordinated to all indebtedness and other liabilities (including trade payables, tort claims and tax claims) of our present and future subsidiaries, including any future Unrestricted Subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon such subsidiary's liquidation or reorganization (and the consequent right of the holders of the exchange debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's third-party creditors, except for any Indebtedness validly owed to us. In addition, as obligations of a company that primarily conducts its operations through its subsidiaries, the exchange debentures will be effectively subordinated to all obligations of our subsidiaries. As of March 31, 1999, the exchange debentures, if issued, would have been subordinated to approximately $2.7 billion of Indebtedness.

  Subordination

     The payment of principal of, premium and Liquidated Damages, if any, and interest on the exchange debentures will be subordinated in right of payment, as set forth in the Indenture, to the prior payments in full of all Senior Debt, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed and all renewals, extensions, refundings or refinancings thereof.

     The Indenture will provide that, upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to creditors in any Insolvency or Liquidation Proceeding with respect to our company all amounts due or to become due under or with respect to all Senior Debt will first be paid in full in cash before any payment is made on account of the exchange debentures, except that the holders of exchange debentures may receive Reorganization Securities. Upon any such Insolvency or Liquidation Proceeding, any payment or distribution of our assets of any kind or character, whether in cash, property or securities (other than Reorganization Securities), to which the holders of the exchange debentures or the Trustee would be entitled will be paid by us or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the holders of the exchange debentures or by the Trustee if received by them, directly to the holders of Senior Debt (pro rata to such holders on the basis of the amounts of Senior Debt held by such holders) or their Representatives, as their interests may appear, for application to the payment of the Senior Debt remaining unpaid until all such Senior Debt has been paid in full in cash, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of Senior Debt.

     The Indenture will provide that (a) in the event of and during the continuation of any default in the payment of principal of, interest or premium, if any, on any Designated Senior Debt, or any obligations owing from time to time under or in respect of Designated Senior Debt, or in the event that any event of default (other than a payment default) with respect to any Designated Senior Debt will have occurred and be continuing and will have resulted in such Designated Senior Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or (b) if any event of default other than as described in clause (a) above with respect to any Designated Senior Debt will have occurred and be continuing permitting the holders of such Designated Senior Debt (or their

Representatives) to declare such Designated Senior Debt due and payable prior to the date on which it would otherwise have become due and payable, then no payment will be made by or on behalf of us on account of the exchange debentures (other than payments in the form of Reorganization Securities) (x) in cash in the case of any payment or nonpayment default specified in (a), unless and until such default will have been cured or waived in writing in accordance with the instruments governing such Designated Senior Debt or such acceleration will have been rescinded or annulled, or (y) in cash in the case of any nonpayment event of default specified in (b), during the period (a "Payment Blockage Period") commencing on the date we or the Trustee receive written notice of such event of default (which notice will be binding on the Trustee and the holders of exchange debentures as to the occurrence of such a payment default or nonpayment event of default) from the Representative (or holders of Designated Senior Debt or their Representative or Representatives) and ending on the earliest of (A) 179 days after such date, (B) the date, if any, on which such Designated Senior Debt to which such default relates is paid in full in cash or such default is cured or waived in writing in accordance with the instructions governing such Designated Senior Debt by the holders of such Designated Senior Debt or their Representatives and (C) the date on which the Trustee received written notice from the Representative (or holders of Designated Senior Debt or their Representative or Representatives), as the case may be, terminating the Payment Blockage Period. During any consecutive 360-day period, the aggregate of all Payment Blockage Periods shall not exceed 179 days and there shall be a period of at least 181 consecutive days in each consecutive 360-day period when no Payment Blockage Period is in effect. No event of default which existed or was continuing with respect to the Designated Senior Debt for which notice commencing a Payment Blockage Period was given on the date such Payment Blockage Period commenced shall be or be made the basis for the commencement of any subsequent Payment Blockage Period unless such event of default is cured or waived for a period of not less than 90 consecutive days.

     If we fail to make any payment on the exchange debentures when due or within any applicable grace period, whether or not on account of payment blockage provisions, such failure would constitute an Event of Default under the Indenture and would enable the holders of the exchange debentures to accelerate the maturity thereof. See "-- Defaults."

     As a result of the subordination provisions described above, in the event our liquidation, dissolution, bankruptcy, reorganization, insolvency, receivership or similar proceeding or in an assignment for the benefit of the creditors or a marshalling of our assets and liabilities, holders of exchange debentures may recover less ratably than our creditors who are holders of Senior Debt.

     A holder of exchange debentures by his acceptance of exchange debentures agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee his attorney-in-fact for such purpose.

  Optional Redemption

     The exchange debentures will not be redeemable at our option prior to May 1, 2004. Thereafter, the exchange debentures will be subject to redemption at any time at our option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

YEAR                                                         PERCENTAGE
----                                                         ----------
2004......................................................    106.938%
2005......................................................    104.625%
2006......................................................    102.313%
2007 and thereafter.......................................    100.000%

     Notwithstanding the foregoing, at any time on or prior to May 1, 2002, we may, at our option, redeem, in whole or in part, up to an aggregate principal amount of the exchange debentures equal to $105 million, less the aggregate Liquidation Preference of all shares of preferred stock previously redeemed out of the proceeds of one or more Public Equity Offerings, at a redemption price of 113.875% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date with the net cash proceeds of one or more Public Equity Offerings; provided that any such redemption shall occur within 45 days of the date of the closing of such Public Equity Offerings.

  Selection and Notice

     If less than all of the exchange debentures are to be redeemed at any time, selection of exchange debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the exchange debentures are listed or, if the Exchange Debentures are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no exchange debentures of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of exchange debentures to be redeemed at its registered address. Notices of redemption may not be conditional. If any exchange debenture is to be redeemed in part only, the notice of redemption that relates to such exchange debenture shall state the portion of the principal amount thereof to be redeemed. A new exchange debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original exchange debenture. Exchange debentures called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Liquidated Damages, if any, cease to accrue on exchange debentures or portions of them called for redemption unless we default in paying the redemption price.

  Mandatory Redemption

     We are not required to make mandatory redemption or sinking fund payments with respect to the exchange debentures.

  Covenants

     Change of Control

     Upon the occurrence of a Change of Control, each holder of exchange debentures will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's exchange debentures pursuant to the offer described below (the "Exchange Debenture Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Exchange Debenture Change of Control Payment"). Within 30 days following any Change of Control, we shall mail a notice to each holder of exchange debentures stating, among other things: (a) that a Change of Control has occurred and that such holder has the right to require us to purchase such holder's exchange debentures for the Exchange Debenture Change of Control Payment; (b) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (c) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (d) the instructions determined by us, consistent with the covenant described hereunder, that a holder of the exchange debentures must follow in order to have its exchange debentures purchased.

     We shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange debentures pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     On the exchange debenture repurchase date, we will, to the extent lawful,
(1) accept for payment all exchange debentures or portions thereof properly tendered pursuant to the Exchange Debenture Change of Control Offer, (2) deposit with the paying agent for the exchange debentures an amount equal to the Exchange Debenture Change of Control Payment in respect of all exchange debentures or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the exchange debentures so accepted together with an Officers' Certificate stating the aggregate principal amount of exchange debentures or portions thereof being purchased by us. The paying agent will promptly mail to each holder of exchange debentures so tendered the Exchange Debenture Change of Control Payment for such exchange debentures, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new exchange debenture equal in principal amount to any unpurchased portion of the exchange debentures surrendered, if any; provided that each such new exchange debenture will be in a principal amount of $1,000 or an integral multiple thereof. We will publicly announce the results of the Exchange Debenture Change of Control Offer on or as soon as practicable after the Exchange Debenture Change of Control Payment Date.

     Due to change of control repayment provisions in the indentures relating to some of our existing indebtedness and in certain indebtedness of our Subsidiaries, it is unlikely that we would be able to repurchase all of the exchange debentures upon the occurrence of a Change of Control. We must first comply with the change of control, restricted payment and other covenants referred to in the preceding sentence before we shall be required to purchase exchange debentures in the event of a Change of Control; provided that our failure to comply with the Change of Control covenant of the Indenture constitutes an Event of Default. There can be no assurance that we will have adequate resources to refinance or fund the repurchase of the exchange debentures in the event of a Change of Control. Our failure, following a Change of Control, to make an Exchange Debenture Change of Control Offer or to pay when due the Exchange Debenture Change of Control Payment tendered in conformity with any such Exchange Debenture Change of Control Offer will give the Trustee and the holders of the exchange debentures the rights described under "-- Defaults." As a result of the foregoing, a holder of the exchange debentures may not be able to compel us to purchase the exchange debentures unless we are able at the time to refinance all of our existing obligations restricting our ability to make a Change of Control Offer or obtain requisite consents thereunder. Our ability to redeem all of the exchange debentures upon a Change of Control may also be limited by restrictions on the ability of our subsidiaries to pay dividends to us. Finally, the exchange debentures will be effectively subordinated to obligations of our subsidiaries, including with respect to Exchange Debenture Change of Control Payments. See "-- General."

     The Change of Control provision of the Indenture could have the effect of deterring certain acquisition proposals which would constitute an Exchange Debenture Change of Control even if such acquisition might be beneficial to certain holders of exchange debentures, as well as restricting our ability to obtain additional financing in the future.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to an Exchange Debenture Change of Control, the Indenture does not contain provisions that permit the Holders of the exchange debentures to require that we repurchase or redeem the exchange debentures in the event of a takeover, recapitalization or similar transaction.

     We will not be required to make an Exchange Debenture Change of Control Offer upon a Change of Control if a third party makes the Exchange Debenture Change of Control Offer in the manner at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to an Exchange Debenture Change of Control Offer made by us and purchases all exchanges debentures validly tendered and not withdrawn under such Exchange Debenture Change of Control Offer.

     One of the events that constitutes an Exchange Debenture Change of Control under the Indenture is a sale, conveyance, lease or transfer of all or substantially all of our assets or of the assets of our company and our Restricted Subsidiaries taken as a whole. The Indenture will be governed by New York law, and there is no established quantitative definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if we and/or our Restricted Subsidiaries were to engage in a transaction in which it or they disposed of less than all of our assets or the assets of our company and our Restricted Subsidiaries taken as a whole, a question of interpretation could arise as to whether such disposition was of "substantially all" of its or their assets, as the case may be, and whether we were required to make an Exchange Debenture Change of Control Offer.

     Limitation on Restricted Payments. (a) We will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

          (1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving us) or to the direct or indirect holders of its Capital Stock, except:

             (A) dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock;

             (B) dividends or distributions payable to us or a Restricted Subsidiary; and

             (C) pro rata dividends or distributions on the Capital Stock of a Restricted Subsidiary held by minority stockholders (including, without limitation, minority stockholders of Arcade Drilling AS, a Norwegian corporation).

          (2) purchase, redeem or otherwise acquire or retire for value any of our Capital Stock or of any direct or indirect parent of our company, or any Restricted Subsidiary (except Capital Stock held by us or a Restricted Subsidiary and except for preferred stock); or

          (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligation (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition or retirement being herein referred to as a "Restricted Payment"), if at the time we or such Restricted Subsidiary makes such Restricted Payment:

          (i) a Default shall have occurred and be continuing (or would result therefrom); or

          (ii) the aggregate amount of such Restricted Payment and all other Restricted Payments since April 22, 1999 would exceed the sum of:

             (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 1999 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

             (B) 100% of the aggregate net proceeds (including the fair market value of non-cash proceeds, which shall be determined in good faith by our Board of Directors) received by us from the issue or sale of our Capital Stock (other than Redeemable Stock or Exchangeable Stock) on or after April 22, 1999 (other than an issuance or sale to a Restricted Subsidiary or an employee stock ownership plan or similar trust);

             (C) the amount by which our Indebtedness is reduced on our balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the Incurrence of any Indebtedness of our company convertible or exchangeable for our Capital Stock (other than Redeemable Stock or Exchangeable Stock), less the amount of any cash, or other property, distributed by us upon such conversion or exchange;

             (D) to the extent not otherwise included in Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any Restricted Subsidiary after April 22, 1999 from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of Investment), not to exceed in the case of any Restricted Subsidiary the total amount of Investments in such Restricted Subsidiary made by us and our Restricted Subsidiaries in such Unrestricted Subsidiary after the Issue Date; and

             (E) $20.0 million.

     (b) The provisions of Section (a) shall not prohibit:

          (1) Any purchase or redemption of our Capital Stock or Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, our Capital Stock (other than Redeemable Stock or Exchangeable Stock and other Capital Stock issued or sold to a Restricted Subsidiary or an employee stock ownership plan); provided, however, that (i) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (ii) the Net Cash Proceeds from such sale shall be excluded from clauses (ii)(B) and (ii)(C) of Section (a);

          (2) Any purchase or redemption of our Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

          (3) Dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or would result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments (unless already included in determining the amount of Restricted Payments previously made upon the declaration of such dividend); and

          (4) If we issue preferred stock which is Non-Convertible Capital Stock and receive at least $100.0 million of net proceeds therefrom, Dividends on such preferred stock in an aggregate amount not to exceed $30.0 million, provided that such Dividends constitute Restricted Payments for purposes of calculating the amount of Restricted Payments made pursuant to clause (ii) of Section (a) above.

     (c) In the event that at any time (1) the ratings assigned to our 12 1/4% Senior Notes due 2006 by both of the Rating Agencies are Investment Grade Ratings and (2) no Default has occurred and is continuing under the indenture for those senior notes, we and our Restricted Subsidiaries will no longer be subject to the provisions of the Indenture described above under "-- Limitation on Restricted Payments" (the "Suspended Covenant"). In the event that we are not subject to the Suspended Covenant for any period of time as a result of the preceding sentence and, subsequently, one or both Rating Agencies withdraws its respective rating or downgrades its respective rating assigned to those senior notes below the required Investment Grade Rating, then we and our Restricted Subsidiaries will again be subject to the Suspended Covenant and compliance with the Suspended Covenant with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the "-- Limitation on Restricted Payments" covenant as if such covenant had been in effect during the entire period of time from the date of the Indenture.

     Limitations on Mergers and Consolidations. We shall not consolidate with or merge into any Person, continue in another jurisdiction, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any Person, unless:

          (1) the Person formed by or surviving such consolidation or merger (if other than us), or to which such sale, lease, conveyance, transfer or other disposition shall be made (the "Successor"), is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of our applicable Obligations under the Indenture; and

          (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

  Defaults

     An Event of Default is defined in the Indenture as:

          (i) a default in the payment of interest (including Liquidated Damages, if any), on the exchange debentures when due, continued for 30 days;

          (ii) (a) default in the payment of principal of, or premium, if any, on any exchange debenture when due at its Stated Maturity, upon redemption, required repurchase, declaration of acceleration or otherwise or

          (b) the failure to redeem or purchase exchange debentures when required pursuant to the Exchange Debenture Indenture;

          (iii) the failure by us to comply with our obligations under "-- Covenants -- Change of Control";

          (iv) the failure by us to comply with our other agreements contained in the exchange debentures or the Indenture, and such failure or event of default continues for 60 days after notice (except in the case of a default with respect to the "-- Covenants -- Limitations on Mergers and Consolidations" covenant, which shall constitute an Event of Default with such notice requirement but without such passage of time requirement) (whether or not prohibited by the provisions of the Indenture described under "-- Subordination");

          (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default unless being contested in good faith by appropriate proceedings (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

          (vi) failure by us or any of our Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 30 days; or

          (vii) certain events of bankruptcy or insolvency with respect to us or any of our Significant Subsidiaries or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for us and our Subsidiaries), would constitute a Significant Subsidiary.

     However, a default under clause (v) will not constitute an Event of Default until the Trustee provides a written notice to us, or the holders of 25% in aggregate principal amount of the outstanding exchange debentures provide a written notice to us and the Trustee, of the default and we do not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing with respect to the Indenture (other than certain events of bankruptcy, insolvency or reorganization), the Trustee or the holders of not less than 25% in principal amount of the exchange debentures outstanding may declare the principal of and premium, if any, and accrued but unpaid interest (including Liquidated Damages, if any) on all the exchange debentures to be due and payable. Upon such a declaration, such principal, premium, if any, and interest (including Liquidated Damages, if any) will be due and payable immediately.

     If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization occurs and is continuing, the principal of and premium, if any, and interest (including Liquidated Damages, if any) on the exchange debentures will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the exchange debentures.

     The amount due and payable on the acceleration of any exchange debenture will be equal to 100% of the principal amount of such exchange debenture, plus accrued and unpaid interest (including Liquidated Damages, if any) to the date of payment.

     Under certain circumstances, the holders of a majority in principal amount of the outstanding exchange debentures may rescind any such acceleration with respect to the exchange debentures and its consequences.

     No holder of an exchange debenture may pursue any remedy under the Indenture unless

          (1) the Trustee shall have received written notice of a continuing Event of Default,

          (2) the Trustee shall have received a request from holders of at least 25% in principal amount of exchange debentures to pursue such remedy,

          (3) the Trustee shall have been offered indemnity reasonably satisfactory to it and

          (4) the Trustee shall have failed to act for a period of 60 days after receipt of such notice and offer of indemnity;

however, such provision does not affect the right of a holder of an exchange debenture to sue for enforcement of any overdue payment thereon.

     Subject to certain restrictions, the holders of a majority in aggregate principal amount of the outstanding exchange debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of an exchange debenture or that would involve the Trustee in personal liability. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the exchange debentures unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the exchange debentures notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any exchange debenture, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the exchange debentures. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We also are required to deliver to the Trustee, within five Business Days after the occurrence thereof, written notice of a Default or an Event of Default, its status and what action we are taking or proposes to take in respect thereof.

  Amendments and Waivers

     Subject to certain exceptions, we and the Trustee may amend the Indenture with the consent of the holders of a majority in aggregate principal amount of the exchange debentures then outstanding (including consents obtained in connection with a tender offer or exchange offer for the exchange debentures) and any past Default or Event of Default or compliance with any provisions may also be waived with the consent of the holders of a majority in aggregate principal amount of the exchange debentures then outstanding. However, without the consent of each holder of an outstanding exchange debenture affected thereby, no amendment may, among other things,

     - change the Stated Maturity of the principal of, or any installment of interest on, any exchange debenture, or reduce the principal amount thereof (or premium, if any) due upon maturity thereof, or the interest thereon that would be due and payable thereon, or change the place of payment where, or the coin or currency in which, any exchange debenture or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof,

     - reduce the percentage in principal amount at Stated Maturity of the outstanding exchange debentures, the consent of whose holders is necessary for any such supplemental indenture or required for any waiver of compliance with certain provisions of the Indenture, or certain Defaults thereunder,

     - modify our Obligations to make offers to purchase exchange debentures upon a Change of Control, or

     - modify any of the provisions of this paragraph (except to increase any percentage set forth herein).

     Without the consent of any holder of the exchange debentures, we and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of our obligations under the Indenture, to provide for uncertificated exchange debentures in addition to or in place of certificated exchange debentures (provided that the uncertificated exchange debentures are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated exchange debentures are described in Section 163(f)(2)(B) of the
Code), to add guarantees with respect to the exchange debentures, to provide security for the exchange debentures, to add to our covenants for the benefit of the holders of the exchange debentures or to surrender any right or power conferred upon us, to make any change that does not adversely affect the rights of any holder of the exchange debentures or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the holders of the exchange debentures is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to holders of the exchange debentures a notice briefly describing such amendment. However, the failure to give such notice to all holders of the exchange debentures, or any defect therein, will not impair or affect the validity of the amendment.

  Defeasance

     We at any time may terminate all of our obligations under the exchange debentures and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the exchange debentures, to replace mutilated, destroyed, lost or stolen exchange debentures and to maintain a registrar and paying agent in respect of the exchange debentures and except for its optional redemption rights. We at any time may terminate our repurchase obligations under the covenants described under "-- Covenants" (other than the covenant described under "-- Limitations on Mergers and Consolidations"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above ("covenant defeasance").

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the exchange debentures may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the exchange debentures may not be accelerated because of an Event of Default specified in clause (iii) (other than the covenant described under "-- Limitations on Mergers and Consolidations") or (v) under "-- Defaults" above. If we exercise our legal defeasance option, we will be released from all of our obligations with respect to the exchange debentures.

     In order to exercise either defeasance option, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest (including Liquidated Damages, if any) on the exchange debentures to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders of the exchange debentures will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

  Concerning the Trustee

     U.S. Trust Company, N.A. will be the Trustee under the Indenture and has been appointed by us as Registrar and Paying Agent with regard to the exchange debentures.

     The holders of a majority in aggregate principal amount of the outstanding exchange debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent Person in the conduct of its own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of exchange debentures, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

  Governing Law

     The Indenture provides that the Indenture and the exchange debentures will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law, except to the extent that the application of the law of another jurisdiction would be required thereby.

  Consent to Jurisdiction and Service

     The Indenture will provide that we will appoint CT Corporation System as our agent for actions brought under federal or state securities laws brought in any federal or state court located in the Borough of Manhattan in The City of New York and will submit to such jurisdiction.

  Certain Definitions

     The following is a summary of certain defined terms to be used in the Indenture. Reference is made to the Indenture for the full definition of all these terms and for the definitions of other capitalized terms used in this description of the exchange debentures and not defined below.

     "Board of Directors" means the Board of Directors of a Person or any committee thereof duly authorized to act on behalf of such Board.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

     "Capitalized Lease Obligations" of any Person means any obligation of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Net Income" means, for any period, the net income of our company and our consolidated subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (a) any net income of any Person if such Person is not a Restricted Subsidiary, except that (1) our equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to us or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below) and (2) our equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

          (b) any net income of any Person acquired by us or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (c) any net income of any Restricted Subsidiary to the extent such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to us, except that (1) the net income of Cliffs Drilling Company shall be included notwithstanding the foregoing, (2) the net income of a Restricted Subsidiary shall be included to the extent such net income could be paid to us or a Restricted Subsidiary by loans, advances, intercompany transfers, principal repayments or otherwise, (3) our equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to us or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) and (4) our equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (d) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of our company or our consolidated subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

          (e) extraordinary, unusual or nonrecurring charges;

          (f) charges relating to the extinguishment of debt obligations of R&B Falcon Holdings Inc.; and

          (g) the cumulative effect of a change in accounting principles.

     "Default" means any act, event or condition which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Debt" as to us, means any Senior Debt which has at the time of initial issuance an aggregate principal amount outstanding or available under a committed facility in excess of $20 million and which has been so designated as Designated Senior Debt by our Board of Directors at the time of initial issuance or the Exchange Date in a resolution delivered to the Trustee.

     "Exchangeable Stock" means any Capital Stock that is exchangeable or convertible, at the option of the holder thereof, into another security (other than our Capital Stock which is neither Exchangeable Stock nor Redeemable Stock).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Hedging Obligations" of any Person means the net obligation (not the notional amount) of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement relating to interest rates or foreign exchange rates.

     "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

     "Indebtedness" of any Person at any date means, without duplication:

          (1) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),

          (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

          (3) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit and performance bonds issued by such Person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement,

          (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business,

          (5) all Capitalized Lease Obligations of such Person,

          (6) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, to the extent of the fair market value of all the assets of such Person subject to such Lien,

          (7) all Indebtedness of others guaranteed by such Person to the extent of such guarantee,

          (8) Redeemable Stock, and

          (9) all Hedging Obligations of such Person.

     "Insolvency or Liquidation Proceedings" means (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to us or to our creditors, as such, or our other assets, or (ii) any liquidation, dissolution, reorganization or winding up of our company, whether voluntary or involuntary, and involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of our assets and liabilities.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. The amount of an Investment shall be the original cost of such Investment, plus the cost of all additions thereto and minus the amount of any such portion of such Investment repaid to such Person as a repayment of principal or a return of capital, as the case may be.

     "Investment Grade Rating" means BBB- or above, in the case of S&P (or its equivalent under any successor rating categories of S&P), Baa3 or above, in the case of Moody's (or its equivalent under any successor rating categories of Moody's), and the equivalent in respect of the ratings categories of any Rating Agencies substituted for S&P or Moody's.

     "Moody's" is defined to mean Moody's Investor Service, Inc. and its successors.

     "Non-Convertible Capital Stock" means, with respect to any Person, any non-convertible Capital Stock of such Person and any Capital Stock of such Person convertible solely into non-convertible common stock of such Person; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

     "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "preferred stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "Public Equity Offering" means any underwritten public offering of shares of our common stock (however designated and whether voting or non-voting) of and any and all rights, warrants or options to acquire such common stock pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8) filed with the SEC in accordance with the Securities Act.

     "Rating Agencies" means (a) S&P and Moody's or (b) if S&P or Moody's or both of them are not making ratings of our 12 1/4% Senior Notes due 2006 publicly available, a nationally recognized U.S. rating agency or agencies, as the cases may be, selected by us, which will be substituted for S&P or Moody's or both, as the case may be.

     "Redeemable Stock" means, with respect to the exchange debentures, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the exchange debentures mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Redeemable Stock solely because the holders thereof have the right to require us to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Redeemable Stock if the terms of such Capital Stock provide that we may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenants described above under the caption "-- Covenants -- Change of Control," and "-- Covenants -- Limitation on Restricted Payments."

     "Reorganization Securities" means securities distributed to the holders of the exchange debentures in an Insolvency or Liquidation Proceeding pursuant to a plan of reorganization consented to by each class of the Senior Debt, but only if all of the terms and conditions of such securities (including, without limitation, term, tenor, interest, amortization, subordination, standstills, covenants and defaults) are at least as favorable (and provide the same relative benefits) to the holders of Senior Debt and to the holders of any security distributed in such Insolvency or Liquidation Proceeding on account of any such Senior Debt as the terms and conditions of the exchange debentures and the Indenture are and provide to the holders of the Senior Debt.

     "Representative" means the trustee, agent or representative for any Senior Debt.

     "Restricted Subsidiary" means any Subsidiaries other than an Unrestricted Subsidiary.

     "S&P" means Standard & Poors Ratings Group, a division of McGraw-Hill Companies, Inc. and its successors.

     "Senior Debt" means the principal of and premium, if any, and interest (including post-petition interest) on, and any and all other fees, expense reimbursement obligations and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with (a) all of our Indebtedness owed to lenders under any credit facility, (b) all of our obligations with respect to any interest rate agreement or any currency agreement, (c) all of our obligations to reimburse any bank or other person in respect of amounts paid under letters of credit, banker's acceptances or other similar instruments, (d) all of our other Indebtedness which does not provide that it is to rank in right of payment pari passu with or subordinate to the Exchange Debentures, and (e) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior Debt described above. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (i) our Indebtedness to any of our Subsidiaries,
(ii) Indebtedness represented by the Exchange Debentures, (iii) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Debt (including, without limitation, Indebtedness represented by Redeemable Stock), (iv) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business, or (v) any Indebtedness which, when incurred and without respect to any election under
Section 1111(b) of Title 11, United States Code, is without recourse to such Person.

     "Significant Subsidiary" means any Restricted Subsidiary that would be our "Significant Subsidiary" within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means any of our Indebtedness (whether outstanding on the Exchange Date or thereafter Incurred), which is subordinate or junior in right of payment to the exchange debentures, whether pursuant to a written agreement to that effect or by operation of law.

     "Subsidiary" means, with respect to any Person:

          (1) any corporation of which more than 50% of the total voting power of all classes of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person, and

          (2) any entity other than a corporation of which at least a majority of the Capital Stock or other equity interest (however designated) entitled (without regard to the occurrence of any contingency) or vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

     "Unrestricted Subsidiary" means:

          (a) any Subsidiary of ours that at the time of determination will be designated an Unrestricted Subsidiary by our Board of Directors as provided below and

          (b) any Subsidiary of an Unrestricted Subsidiary.

     Our Board of Directors may designate any Subsidiary of ours as an Unrestricted Subsidiary so long as after giving effect thereto, such designation was permitted by the "Limitation on Restricted Payments" covenant. Any such designation by our Board of Directors shall be evidenced to the Trustee by filing a resolution of the Board of Directors with the Trustee giving effect to such designation. Our Board of Directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation, no Default or Event of Default shall occur and be continuing. Notwithstanding any covenant herein, any Subsidiary that is an "Unrestricted Subsidiary" on the Exchange Date pursuant to the indentures governing our outstanding indebtedness shall be an Unrestricted Subsidiary hereunder.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at our option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

DESCRIPTION OF CERTAIN PROVISIONS APPLICABLE TO ALL OF THE SECURITIES

  Book-Entry, Delivery and Form

     For purposes of the following description of the book-entry, delivery and form provisions of the preferred stock and the exchange debentures underlying the preferred stock, references to "Global Certificates" shall mean registered, global certificates representing the preferred stock on and prior to the Exchange Date and the exchange debentures after the Exchange Date, as the context indicates, and references to "Global Securities" shall mean the preferred stock and the exchange debentures underlying the preferred stock, as the context indicates, as represented by the Global Certificates.

     The new preferred stock will be issued initially only as registered securities in the form of one or more registered Global Certificates without coupons. Upon issuance, the Global Certificates will be deposited with The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct and Indirect Participants (as defined).

     The Global Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Securities may be exchanged for Securities in certificated form in certain limited circumstances. See "-- Transfer of Interests in Global Securities for Certificated Securities."

     The preferred stock may be presented for registration of transfer and exchange at the offices of the Transfer Agent and the exchange debentures after the Exchange Date may be presented for registration of transfer and exchange at the offices of the Trustee.

  Depositary Procedures

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Cedel. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants" and together with the Direct Participants, the "Participants"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

     DTC has also advised us that, pursuant to DTC's procedures, (i) upon deposit of the Global Securities, DTC will credit the accounts of the Direct Participants with portions of the issued amount of the Global Securities issuable upon exchange of the outstanding preferred stock to such Direct Participants, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Securities and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Securities. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Securities.

     Investors in the Global Securities may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC.

     The laws of some states require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Security to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Security to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Securities see "-- Transfers of Interests in Global Securities for Certificated Securities."

     Except as described in "-- Transfers of Interests in Global Securities for Certificated Securities," owners of beneficial interests in the Global Securities will not have Securities registered in their names, will not receive physical delivery of Securities in certificated form and will not be considered the registered owners or holders thereof under the certificate of designation or the Indenture for any purpose.

     Under the terms of the certificate of designation for the preferred stock and the Indenture for the exchange debentures, we and the transfer agent or the Trustee, as applicable, will treat the persons in whose names the Securities are registered (including Securities represented by Global Securities) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the liquidation preference, principal, interest, Liquidated Damages, if any, and dividends on Global Certificates registered in the name of DTC or its nominee will be payable by the transfer agent or the Trustee, as applicable, to DTC or its nominee as the registered holder. Neither we, the transfer agent or the Trustee nor an agent of any of them has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Security or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

     DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Securities is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Securities as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Securities will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the transfer agent, the Trustee or us. None of the Transfer Agent, the Trustee or us will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Securities, and the Transfer Agent, the Trustee and our company may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Securities for all purposes.

     Interests in the Global Securities are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of Securities only at the direction of one or more Direct Participants to whose account interests in the Global Securities are credited and only in respect of such portion of the aggregate principal amount of the Securities as to which such Direct Participant or Direct Participants has or have given direction. However, DTC reserves the right to exchange Global Certificates (without the direction of one or more of its Direct Participants) for legended Securities in certificated form, and to distribute such certificated forms of Securities to its Direct Participants. See "-- Transfers of Interests in Global Securities for Certificated Securities."

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Securities among Direct Participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent or the Trustee will have any responsibility for the performance by DTC or its respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

     The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

  Transfers of Interests in Global Securities for Certificated Securities

     An entire Global Security may be exchanged for definitive Securities in registered, certificated form ("Certificated Securities") if (i) DTC (x) notifies us that it is unwilling or unable to continue as depositary for the Global Securities and we thereupon fail to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, or (ii) we, at our option, notify the transfer agent or the Trustee in writing that we elect to cause the issuance of Certificated Securities. In any such case, we will notify the transfer agent or the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Security, Certificated Securities will be issued to each person that such Direct Participants and DTC identify as being the beneficial owner of the related Securities.

     Beneficial interests in Global Securities held by any Direct or Indirect Participant may be exchanged for Certificated Securities (for itself or on behalf of an Indirect Participant), but only upon at least 20 days' prior written notice given to the transfer agent or the Trustee, as applicable, by or on behalf of DTC in accordance with customary DTC procedures. Certificated Securities delivered in exchange for any beneficial interest in any Global Security will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

     None of us, the Transfer Agent or the Trustee will be liable for any delay by the holder of the Global Securities or DTC in identifying the beneficial owners of Securities, and we, the Transfer Agent and the

Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Security or DTC for all purposes.

  Same Day Settlement and Payment

     Each of the certificate of designation for the preferred stock and the Indenture for the exchange debentures requires that payments in respect of the Securities represented by the Global Securities (including distributions, dividends, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the holder of such Global Security. With respect to Certificated Securities, we will make all payments of distributions, dividends, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. We expect that secondary trading in the Certificated Securities will also be settled in immediately available funds.

                    DESCRIPTION OF SIGNIFICANT INDEBTEDNESS

BANK FACILITIES

     Cliffs Drilling currently maintains a $35 million revolving credit facility that matures May 31, 2000. At March 31, 1999, Cliffs Drilling had $0.4 million in letters of credit outstanding, leaving $34.6 million available under this credit facility.

R&B FALCON NOTES

     In April 1998, we issued four series of the senior notes with an aggregate principal amount of $1.1 billion. As a result, we received net proceeds of $1,082 million after deducting estimated offering related expenses. These senior notes bear interest at varying rates from 6.5% to 7.375%. Interest on these senior notes is payable semiannually on April 15 and October 15; and they mature at varying times from 2003 to 2018. These senior notes are unsecured obligations, ranking equally in right of payment with all of our other existing and future senior unsecured indebtedness. We used the proceeds from the offering of these senior notes to repay indebtedness of $874.4 million. We used the remainder of the net proceeds for planned capital expenditures, working capital and other general corporate purposes.

     In December 1998, we issued $100 million principal amount of our 9 1/8% Senior Notes due 2003 and $300 million principal amount of our 9 1/2% Senior Notes due 2008. Interest on these senior notes is payable semiannually on June 15 and December 15. These senior notes are unsecured obligations, ranking equally in right of payment with all of our other existing and future senior unsecured indebtedness. We received net proceeds from the issuance of these senior notes of approximately $392 million, after deducting estimated offering related expenses. We used the proceeds from the offering of these notes to reduce borrowings under our then existing revolving credit facility.

     On March 26, 1999, we issued the $200 million of 12 1/4% Senior Notes due 2006. Also on that date, RBF Finance Co., a limited purpose finance company affiliated with us, issued $400 million of its 11% Senior Secured Notes due 2006 and $400 million of its 11 3/8% Senior Secured Notes due 2009. We borrowed the proceeds from these notes from RBF Finance Co. in ten separate loans, each of which is secured by one of our drilling rigs or the construction contract to build a drilling rig. We also guaranteed the notes that RBF Finance Co. issued. We are using the proceeds from the loans from RBF Finance Co. to finance the costs of acquiring, constructing, repairing and improving the drilling rigs that are security for the loans. To the extent we have already paid these costs, we are using the proceeds for general corporate purposes, including the repayment of debt. We are using the net proceeds from our offering of the $200 million Senior Notes for general corporate purposes, including the repayment of debt.

CLIFFS DRILLING NOTES

     Cliffs Drilling has outstanding an aggregate principal amount of $200.0 million of its 10 1/4% Senior Notes due 2003 and debt premium, net of amortization, of $2.8 million as of March 31, 1999. Interest on the Cliffs Drilling notes is payable semi-annually during each May and November. The Cliffs Drilling notes are unconditionally guaranteed on a senior unsecured basis by some of Cliffs Drilling's subsidiaries, which guarantees rank equally in right of payment with all senior indebtedness of these subsidiary guarantors and senior to all subordinated indebtedness of these subsidiary guarantors. The Cliffs Drilling notes are redeemable on or after May 15, 2000 at a declining premium.

     The indenture under which the Cliffs Drilling notes are issued imposes significant operating and financial restrictions on Cliffs Drilling. These restrictions affect, and in many respects limit or prohibit, the ability of Cliffs Drilling to incur additional indebtedness, make capital expenditures, create liens, sell assets, make dividends or other payments and take other actions.

                     UNITED STATES FEDERAL TAX CONSEQUENCES

     The following summary describes the anticipated material U.S. federal income tax consequences of the exchange of new preferred stock for outstanding preferred stock pursuant to the exchange offer and the ownership and disposition of the new preferred stock by U.S. Holders (as defined below). This discussion does not purport to be a complete analysis of all potential tax considerations to holders of the new preferred stock. Except where noted, it deals only with new preferred stock and exchange debentures held as capital assets within the meaning of Section 1221 of the Code and purchasers who purchased their outstanding preferred stock from the initial purchaser. We intend to treat the exchange debentures as indebtedness for federal income tax purposes, and the balance of this discussion is based on the assumption that such treatment will be respected. This summary does not address all aspects of the U.S. federal income tax consequences that may be relevant to a particular holder that is subject to special tax rules, such as persons that own in excess of 10 percent of our stock, dealers of securities or currencies, financial institutions, tax-exempt organizations, life insurance companies, persons subject to the alternative minimum tax, persons holding new preferred stock or exchange debentures as a part of a hedging or conversion transaction or a straddle, U.S. Holders whose "functional currency" is not the U.S. dollar and non-United States persons, including foreign corporations and nonresident aliens, some of which may be subject to special rules. Furthermore, the summary is limited solely to U.S. federal income tax matters and is based upon the Code and Treasury Regulations, including the OID Regulations, administrative ruling and judicial decisions thereunder all as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation. In particular, potential investors should be aware that certain relevant provisions of the Code have not been subject to definitive interpretation by the IRS or the courts. We have not sought, nor do we intend to seek, a ruling from the IRS as to any of the matters covered by this discussion, and there can be no assurance that the IRS will not successfully challenge the conclusions reached in this discussion. This discussion does not address the effect of any foreign, state, local or other tax laws or estate or gift tax considerations.

     Because we may pay dividends on the new preferred stock by distributing additional shares of preferred stock, compliance with U.S. federal withholding tax rules would be difficult with respect to investors who are not U.S. Holders.

     BECAUSE THE U.S. FEDERAL INCOME TAX CONSEQUENCES DISCUSSED BELOW DEPEND UPON EACH HOLDER'S PARTICULAR TAX STATUS, AND DEPEND FURTHER UPON U.S. FEDERAL INCOME TAX LAWS, REGULATIONS, RULINGS AND DECISIONS WHICH ARE SUBJECT TO CHANGE (WHICH CHANGES MAY BE RETROACTIVE IN EFFECT), HOLDERS OF OUTSTANDING PREFERRED STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NEW PREFERRED STOCK OR EXCHANGE DEBENTURES.

CERTAIN DEFINITIONS

     "AFR" means the applicable federal rate, as of the relevant time, determined under Section 1274(d) of the Code and published monthly by the IRS.

     "Code" means the U.S. Internal Revenue Code of 1986, as amended and in effect as of the date hereof.

     "IRS" means the U.S. Internal Revenue Service.

     "OID" means original issue discount as defined and used in Part V of Subchapter P of Chapter 1 of the Code (Sections 1271 through 1288) and the Treasury Regulations thereunder.

     "OID Debentures" means any Exchange Debentures issued with original issue discount.

     "OID Regulations" means any final, temporary and proposed Treasury Regulations published or promulgated under the Code that address debt obligations issued with OID.

     "U.S. Holder" means a beneficial owner of the preferred stock or exchange debentures that is a citizen or resident of the United States, or any state thereof, a corporation, limited liability company, partnership (unless Treasury Regulations provide otherwise) or other entity created or organized in or under the laws of the U.S. or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust if both (i) a court within the U.S. is able to exercise primary supervision over the administration of such trust and (ii) one or more U.S. persons have the authority to control all substantial decisions of such trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as a United States person prior to such date, that elect to continue to be treated as United States persons are also U.S. Holders.

ISSUANCE OF NEW PREFERRED STOCK

     The issuance of the new preferred stock to holders of the outstanding preferred stock pursuant to the terms set forth in this prospectus generally should not be a taxable exchange for U.S. federal income tax purposes. We believe that holders of outstanding preferred stock should not recognize any taxable gain or loss or any income as a result of the exchange. For purposes of determining gain or loss upon the subsequent sale or exchange of the new preferred stock, a holder's basis in the new preferred stock should be the same as such holder's basis in the outstanding preferred stock exchanged therefor. Holders should be considered to have held the new preferred stock from the time of their original acquisition of the outstanding preferred stock exchanged therefor.

     A holder who does not tender his outstanding preferred stock will not recognize any gain or loss for U.S. federal income tax purposes from the exchange offer.

PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK

     Distributions on the Preferred Stock. Distributions of cash or, to the extent of their fair market value on the distribution date, of additional shares of preferred stock on the preferred stock will generally be treated as dividends to U.S. Holders, taxable as ordinary income to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. Accordingly, the fair market value of additional shares of preferred stock that are received as a dividend is taxable currently as ordinary income to a U.S. Holder, even though no cash is received with respect to such distribution. We expect to have current earnings and profits for 1999. The actual amount of our earnings and profits at any future time will of course depend upon our actions and financial performance and there can be no assurance that we will have current or accumulated earnings and profits in future years, especially in light of our substantial obligation to fund interest on our debt. If we have no current or accumulated earnings and profits for a taxable year in which we made a distribution on the preferred stock, the distribution would be treated as a non-taxable return of capital and reduce the adjusted tax basis of the preferred stock in the hands of each U.S. Holder (but not below zero), thus increasing the amount of any gain (or reducing the amount of any loss) which would otherwise be recognized by the U.S. Holder upon the sale or other taxable disposition of the preferred stock. The amount of any such distribution which exceeds the U.S. Holder's adjusted tax basis of the preferred stock would be treated as long-term or short-term capital gain depending on the holder's holding period for the preferred stock. The initial tax basis of additional preferred stock distributed to a U.S. Holder will equal the fair market value of such additional preferred stock at the time of distribution. Accordingly, in the case of distributions of additional preferred stock on the preferred stock, any basis reduction or gain recognition will be offset by a corresponding increase in the tax basis of the additional preferred stock.

     Redemption Premium. We have both a mandatory and an optional right to redeem the preferred stock. If, as we expect, the redemption price of the preferred stock exceeds its issue price by more than a de minimis amount, such excess (the "redemption premium") may be taxable to the holder as constructive distributions of additional preferred stock on the preferred stock over the period that the preferred stock cannot be called for redemption. We intend to take the position that the issue price of the preferred stock is approximately $840 per share. The amount of each constructive distribution would be based on an economic accrual method, similar to that applicable to OID. See "OID Debentures" under "Reporting of Interest and OID on the Exchange Debentures." For this purpose, the redemption premium of a share of preferred stock will generally be treated as zero if it is de minimis (i.e., less than one-quarter of one percent of the redemption price multiplied by the number of completed years from the date of issuance of the stock until the stock is to be redeemed). To the extent a constructive distribution is treated as dividend (i.e., paid from our current or accumulated earnings and profits), it will generally be taxable currently as ordinary income (and will increase the U.S. Holder's adjusted tax basis in the preferred stock), even though the U.S. Holder receives no cash distribution. See "-- Distributions on the Preferred Stock" above. A holder should not recognize taxable income or gain from a constructive distribution (and the holder's basis in its preferred stock should not be adjusted) to the extent it is not paid from our current or accumulated earnings and profits.

     For purposes of determining the amount of the redemption premium, redemption of the preferred stock will be deemed to occur at the mandatory redemption price unless, based on all of the facts and circumstances when the preferred stock is issued, the optional redemption is more likely than not to occur. Under a regulatory "safe harbor" rule, our optional redemption right will not be treated as more likely than not to occur if (i) we and the U.S. Holder are not related, (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel us to exercise the optional redemption right (disregarding, a separate mandatory redemption) and (iii) exercise of the right to redeem will not reduce the yield of the preferred stock. Even if the optional redemption were determined more likely than not to occur, the amount of the redemption premium is not based on the optional redemption price if such redemption premium is solely in the nature of a penalty for premature redemption. Based on these Treasury Regulations, we intend to take the position that the existence of our optional redemption right does not result in a constructive distribution to the U.S. Holders, and that our mandatory redemption obligation will control the timing and the amount of the income that a U.S. Holder of preferred stock will be required to include in gross income as redemption premium. Because of the factual nature of this determination, however, there can be no assurance that such treatment will be sustained.

     Under the Treasury regulations a redemption premium will arise due to a redemption feature relating to a change of control only if, (i) under the same criteria discussed in the preceding paragraph, a change in control redemption is more likely than not to occur and the redemption premium associated with such redemption is other than solely in the nature of a penalty for premature redemption, or (ii) triggering our obligation to redeem under the change of control redemption feature is within the legal or practical control of the holders of the preferred stock (or parties related thereto) and based on all the facts and circumstances on the issue date such possibility of redemption is more than remote. We believe that, under the foregoing criteria, the change of control redemption feature does not give rise to a redemption premium, and accordingly we will not report redemption premium associated with the change of control redemption feature as a constructive distribution. However, because of the factual nature of this determination, there can be no assurance that such treatment will be sustained.

     The preferred stock provides for mandatory redemption at a redemption price equal to the liquidation value of the preferred stock, plus accrued and unpaid dividends. If at the time of issuance of the preferred stock, there were no intention for dividends to be paid currently, the IRS could treat the payment of such dividends on redemption as disguised additional redemption premium subject to the constant yield rules discussed above. However, we intend to pay all dividends currently on the preferred stock, either in cash or, on or before May 1, 2004, in additional shares of preferred stock. Thus, while the appropriate treatment of unpaid cumulative dividends has not yet been addressed in Treasury Regulations and no assurance can be given as to the outcome of such guidance, we intend to take the position that the terms of the mandatory redemption should not include any accrued and unpaid dividends in the stated redemption price nor should any such accrued and unpaid dividends be treated as a constructive distribution to the U.S. Holders prior to actually being paid.

     In the event that the fair market value of any additional shares of preferred stock that are distributed on the preferred stock issued in the exchange offer (determined when the additional shares are issued) is less than its redemption price, the additional preferred stock will have a redemption premium that may be taxable as a constructive distribution to a U.S. Holder (treated as a dividend to the extent of our current and accumulated earnings and profits), under the constant yield method over the term commencing with the issuance of such additional preferred stock and ending when this stock is mandatorily redeemable. Such redemption premium on the additional shares of preferred stock may differ from that attributable to the preferred stock issued in the exchange offer (or from additional shares distributed on a different date), resulting in the additional shares of preferred stock not being fungible with the shares issued in the exchange offer (or with additional shares issued on a different date).

     Dividends-Received Deduction. Subject to certain exceptions and restrictions, corporate U.S. Holders generally will be entitled to a dividends-received deduction equal to 70 percent of the amount of any distribution on the preferred stock (whether payable in cash or additional preferred stock) that is treated as a dividend. The dividends-received deduction nonetheless may be restricted or may result in other U.S. federal tax consequences to the corporate U.S. Holder. For example, the dividends-received deduction is reduced or eliminated for a corporate U.S. Holder that has indebtedness "directly attributable" to its investment in the preferred stock or fails to meet special holding period requirements. Also, if a distribution equals or exceeds five percent of a corporate U.S. Holder's adjusted tax basis in the preferred stock, the distribution may constitute an "extraordinary dividend," requiring the corporate U.S. Holder to reduce its adjusted tax basis in the preferred stock by the amount excluded from income as a result of the dividends-received deduction. Moreover, 70 percent of the amount excluded from income as a result of the dividends-received deduction will be included in the computation of "adjusted current earnings," potentially affecting a corporate U.S. Holder's liability for alternative minimum tax.

     Extraordinary Dividends. Section 1059 of the Code requires a corporate holder to reduce (but not below zero) its basis in the preferred stock by the "nontaxed portion" of any "extraordinary dividend" if the holder has not held such stock (subject to a risk of loss) for more than two years before the date we declare, announce, or agree to, the amount or payment of such dividend, whichever is earliest. A holder will recognize gain to the extent that the nontaxed portion of such dividends exceeds the holder's basis in such stock. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by application of the dividends received deduction. An extraordinary dividend on preferred stock, such as the preferred stock, is a dividend that (i) equals or exceeds 5 percent of the holder's adjusted tax basis in the stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (ii) exceeds 20 percent of the holder's adjusted tax basis in the stock, treating all dividends having ex-dividend dates within the same 365-day period as one dividend. A stockholder may elect to determine whether a dividend on the preferred stock is extraordinary by reference to the fair market value of the stock on the day before the ex-dividend date (rather than by reference to the stockholder's adjusted tax basis) for purposes of the 5 percent or 20 percent tests described above if the holder is able to establish the fair market value of the preferred stock as of such date to the satisfaction of the IRS. An extraordinary dividend may also include any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of our company, regardless of the relative size of the dividend and regardless of the corporate holder's holding period for the preferred stock. The extraordinary dividend rules do not apply with respect to certain "qualified preferred dividends." A qualified preferred dividend is any fixed dividend payable with respect to preferred stock which (i) provides for fixed preferred dividends payable no less often than annually, and
(ii) is not in arrears as to dividends when acquired, provided the actual rate of return, as determined under Section 1059(e)(3) of the Code, does not exceed 15 percent. When a qualified preferred dividend exceeds the 5 percent (or 20 percent) threshold for extraordinary dividend status described above, (a) the extraordinary dividend rules will not apply if the holder holds the stock for more than five years, and (b) if the holder disposed of the stock before it has been held for more than five years, the aggregate reduction in basis cannot exceed the excess of the qualified preferred dividends paid on such stock during the period held by the taxpayer over the qualified preferred dividends which would have been paid during such period on the basis of the stated rate of return, as determined under Section 1059(e)(3) of the Code. The length of time that a taxpayer is deemed to have held stock is subject to various special rules under the Code.

     Based upon the anticipated issue price of the preferred stock, regular quarterly distributions should not constitute extraordinary dividends. Under certain circumstances, however, the redemption of the preferred stock for cash or in exchange for exchange debentures may be treated as a distribution taxable as a dividend. See "-- Sale, Redemption, Exchange for Exchange Debentures, or Other Disposition of the Preferred Stock." To the extent any such redemption constitutes a dividend, it is likely to constitute an "extraordinary dividend" to a corporate holder. CORPORATE HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICATION OF SECTION 1059 OF THE CODE TO THEIR OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK.

  Sale, Redemption, Exchange for Exchange Debentures, or Other Disposition of the Preferred Stock

     A U.S. Holder will generally recognize capital gain or loss upon the sale or other taxable disposition of preferred stock equal to the difference between the amount of cash or the fair market value of non-cash consideration received and the holder's adjusted tax basis in the preferred stock. A holder who purchases a Unit in this offering will have an adjusted tax basis in the preferred stock initially equal to the portion of the purchase price of the Unit that is allocated to the preferred stock, or the fair market value of any additional preferred stock that is received as a distribution, plus any amount included in gross income as a constructive distribution or redemption premium with respect to the preferred stock, and less the amount of any distribution treated as a nontaxable return of capital that reduced the adjusted tax basis of the preferred stock. See "-- Redemption Premium" and "-- Distributions on the Preferred Stock." A redemption of the preferred stock for cash or an exchange of the preferred stock for the exchange debentures will be treated, depending on the facts and circumstances, either as a distribution of our stock or a taxable exchange of the preferred stock. Any cash paid or exchange debentures issued that are attributable to accrued dividends, however, will be treated in the same manner as a distribution on the preferred stock. See "-- Distributions on the Preferred Stock." A redemption or exchange of the preferred stock will be treated as a taxable exchange of the preferred stock if it results in either a complete termination or a "meaningful reduction" of the U.S. Holder's total stock interest in our company, taking into account various constructive stock ownership rules. If the redemption or exchange of the preferred stock does not result in a complete termination or meaningful reduction (as defined for tax purposes) of the U.S. Holder's stock interest in our company, the transaction will be treated as a distribution on the preferred stock. See "-- Distributions on the Preferred Stock." The amount of the distribution will equal the amount of cash or the "issue price" of the exchange debentures received by the U.S. Holder in exchange for the preferred stock (with no offset for any basis that the holder has in its preferred stock). To the extent the distribution is treated as a dividend, it will be taxable as ordinary income and may have a dividends-received deduction, extraordinary dividend and/or alternative minimum tax consequences to a corporate U.S. Holder. See "-- Distributions on the Preferred Stock."

     If the redemption of the preferred stock (or exchange of preferred stock for exchange debentures) results in a complete termination or meaningful reduction (as defined for tax purposes) of the U.S. Holder's stock interest in our company, the U.S. Holder will generally recognize capital gain or loss equal to the difference between the "amount realized" by the U.S. Holder and its adjusted tax basis in the preferred stock exchanged therefor. The amount realized by a U.S. Holder, which excludes any amount attributable to cumulative unpaid dividends, equals (i) the amount of cash or the fair market value of non-cash consideration (other than exchange debentures) received in redemption of the preferred stock, and (ii) the "issue price" of the exchange debentures issued in exchange for the preferred stock. Determination of the "issue price" of the exchange debentures will depend on (i) whether the preferred stock or the exchange debentures are traded on an established securities market within the meaning of the OID Regulations during the 60 day period ending 30 days after the exchange date, or (ii) if they are not so traded, whether the yield on the exchange debentures, as of the exchange date, is at least equal to the AFR. See "-- Original Issue Discount" under "-- Ownership and Disposition of the Exchange Debentures." It cannot be determined at the present time whether the preferred stock or the exchange debentures will, at the relevant time, be traded on an established securities market within the meaning of the OID Regulations or whether the yield on the exchange debentures will equal or exceed the AFR.

     Any capital gain or loss from the sale, redemption, exchange for exchange debentures or other disposition of the preferred stock will be long-term or short-term depending on the U.S. Holder's holding period for the preferred stock at the time of the sale or other disposition of the preferred stock. In the case of a noncorporate U.S. Holder (including an individual), any capital gain will be taxable at a preferential rate if the U.S. Holder's holding period for the preferred stock exceeds one year. The deductibility of capital losses is subject to limitation. Prospective investors should consult their own tax advisors regarding the taxation of capital gains and capital losses recognized upon a sale or other disposition of the preferred stock.

     Depending upon the circumstances, the treatment of a redemption of the preferred stock as a dividend, in particular upon its exchange for exchange debentures, may produce undesirable federal income tax consequences, including the requirement to pay substantial federal income tax prior to the receipt of cash. Prospective purchasers are therefore urged to consult their own tax advisors regarding the tax consequences of exchanging preferred stock for exchange debentures, including the possibility of avoiding dividend treatment by a contemporaneous sale of all or a portion of the holder's interest in the preferred stock or other equity interest in our company that the holder might actually or constructively own.

     PROSPECTIVE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF A REDEMPTION OF PREFERRED STOCK OR EXCHANGE OF PREFERRED STOCK FOR EXCHANGE DEBENTURES.

OWNERSHIP AND DISPOSITION OF THE EXCHANGE DEBENTURES

     Depending upon a U.S. Holder's particular circumstances, the tax consequences of holding exchange debentures may be less advantageous than the tax consequences of holding preferred stock because, for example, payments of interest on the exchange debentures will be currently includible in a holder's income and will not be eligible for the dividends-received deduction that may be available to corporate U.S. Holders (subject to our having current or accumulated earnings and profits) and because, as discussed below, the exchange debentures may be issued with OID. Moreover, unlike distributions received on the preferred stock, interest and any existing OID on the exchange debentures is includible in the holder's gross income, even if we have no earnings and profits. The tax consequences of holding the exchange debentures will depend in part on whether the exchange debentures are issued with OID. Exchange debentures issued before May 1, 2004 generally will be treated as having been issued with OID. Exchange debentures issued on or after May 1, 2004 will not be issued with OID unless, as discussed below, their stated redemption price at maturity exceeds their issue price by more than a de minimis amount.

  Original Issue Discount

     General. The amount of OID, if any, on a debt instrument equals the excess of its "stated redemption price at maturity" over its "issue price." If such excess is de minimis (i.e., less than one-quarter of one percent of the stated redemption price at maturity of the debt instrument multiplied by the number of complete years to maturity of the debt instrument), the amount of OID is treated as zero. The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or in property (other than the debt instruments of the issuer), at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments). Unless the amount of exchange debentures that we are permitted to pay as interest is de minimis in amount, exchange debentures that are issued when we have the option to pay interest in additional exchange debentures should be treated as having been issued without any qualified stated interest, resulting in a stated redemption price at maturity of the exchange debentures that includes all interest payable thereunder (including interest payable in additional exchange debentures). On the other hand, if the exchange debentures are issued after May 1, 2004, then stated interest would qualify as qualified stated interest and none of such stated interest would be included in the stated redemption price at maturity of the exchange debentures.

     Determination of the "issue price" of the exchange debentures issued in exchange for the preferred stock will depend on whether, as of the exchange date
(i) the preferred stock or the exchange debentures are traded on an established securities market within the meaning of the OID Regulations, or (ii) if they are not so traded, the yield on the exchange debentures equals or exceeds the AFR. If either the exchange debentures or shares of the preferred stock are traded on an established securities market during the 60 day period ending 30 days after the exchange date, the issue price of the exchange debentures will equal the fair market value of the exchange debentures (or if the exchange debentures are not traded, the preferred stock) on the exchange date. Subject to certain limitations described in the Treasury Regulations, the exchange debentures and preferred stock generally will be deemed traded on an established securities market if, for example, such securities appear on a system of general circulation that provides a reasonable basis to determine fair market value based on either recent price quotations or recent sales transactions. If neither the preferred stock nor the exchange debentures are traded on an established securities market, the issue price of the exchange debentures will be the stated principal amount of the exchange debentures if the yield on the exchange debentures is equal to or greater than the AFR in effect at the time the exchange debentures are issued. If the yield on the exchange debentures is less than the AFR, their issue price will be equal to the present value as of the issue date of all payments to be made on the exchange debentures, discounted at the AFR. It cannot be determined at the present time whether the preferred stock or the exchange debentures will be, at the relevant time, traded on an established securities market within the meaning of the OID Regulations or whether the yield on the exchange debentures will equal or exceed the AFR.

  Payment of Interest by Issuance of Additional Exchange Debentures.

     The OID Regulations provide that in the case of a debt instrument that provides the issuer with an unconditional option to pay interest by issuing additional debt instruments, the issuer is assumed to exercise this option for OID purposes only if exercise of the option would decrease the yield on the debt instrument. Nevertheless, if the issuer has the option to issue more than a de minimis amount of additional debt instruments as interest on a debt instrument, none of the stated interest under the debt instrument will constitute qualified stated interest, even if exercise of the option to pay interest with additional debt instruments would minimize the issuer's yield on the debt instrument. If the issue price of the exchange debentures issued in exchange for preferred stock ("Initial Debentures") is equal to their principal amount, the yield to maturity of the Initial Debentures, assuming the option to pay interest with additional exchange debentures ("Secondary Debentures") is exercised, will be no less than the yield to maturity would be if the option were not exercised. Accordingly, for purposes of calculating OID, it will be presumed that we will not exercise the option because exercise of the option will not minimize the yield. If the option were in fact subsequently exercised and Secondary Debentures were issued by us as interest on an Initial Debenture in lieu of cash, such Secondary Debentures would be aggregated with the corresponding Initial Debenture upon which they were issued, and OID would be recalculated for the remainder of the term of the Initial Debentures based upon a stated redemption price at maturity which includes the amount of all payments due under the Secondary Debentures. As a result of such exercise,

U.S. Holders of Initial Debentures would include OID in income in advance of the receipts of cash, regardless of such U.S. Holders' regular methods of accounting.

     If the issue price of the Initial Debentures is less than their principal amount, the yield to maturity of the Initial Debentures, assuming the option to pay interest with Secondary Debentures is exercised, will be less than the yield to maturity if the option is not exercised. Accordingly, for purposes of calculating OID, it would be presumed that we will exercise the option because to do so will minimize the yield. If we subsequently makes a cash payment instead of exercising its option to issue a Secondary Debenture, the cash payment made will be treated as a prepayment of the Initial Debentures, partially retiring such Initial Debentures on a pro rata basis on the date of such payment. Such retirement would be a taxable exchange to the holder of the Initial Debenture.

     If an Initial Debenture is issued prior to May 1, 2004 and we are presumed under the rules above to issue at least one Secondary Debenture as interest on the Initial Debenture, then the following rules apply for purposes of calculating OID. The Initial Debenture and any Secondary Debentures that we are presumed to issue as interest would be treated as a single debt instrument having the same issue date and maturity date as the Initial Debenture. The stated redemption price at maturity of the Initial Debenture will equal the sum of the stated principal of, and the stated interest that will accrue on, the Initial Debenture, including the interest that will accrue on the Secondary Debentures. Unless a de minimis OID exception is met, receipt of cash interest payments will not be subject to tax during the term of the exchange debenture, and upon the issuance of each Secondary Debenture the holder's tax basis (and adjusted issue price) in the Initial Debenture will be allocated between the Secondary Debenture and the Initial Debenture in proportion to their respective stated principal amounts. On an interest payment date, the adjusted issue price of the Initial Debenture on which at least one Secondary Debenture is presumed to be paid will equal the initial issue price of the Initial Debenture (as determined above), increased by the accrued OID attributable to the Initial Debenture for all prior accrual periods, less all payments of stated principal and interest paid in cash on the Initial Debenture and less a portion of the Initial Debenture's adjusted issue price allocated to the issuance of a Secondary Debenture as discussed in the previous sentence. A holder will not recognize income or gain upon receipt of a Secondary Debenture. Similar treatment would apply if additional Secondary Debentures are issued on subsequent interest payment dates. If we are presumed to issue Secondary Debentures on an Initial Debenture for a given interest payment date and we instead pay interest in cash, then in lieu of the cash interest payment, we are deemed to issue the applicable Secondary Debentures on such interest payment date (with a tax basis to the holder as determined above), followed immediately by a constructive redemption by us of the deemed Secondary Debentures with the cash interest payment. This would result in the holder recognizing capital gain on the deemed redemption equal to the excess of the cash interest payment over the tax basis of the deemed Secondary Debentures that are constructively redeemed. Payment of cash interest, rather than Secondary Debentures, in this situation also would reduce the amount of OID otherwise includible in the holder's income during the remaining term of the Initial Debenture and would reduce the holder's adjusted issue price and basis in the Initial Debenture on which the cash interest is paid as if the deemed Secondary Debentures were actually issued.

     If the Initial Debentures are issued on or after May 1, 2004, we will not have the option to pay interest with Secondary Debentures. In such event, any Initial Debenture will be issued with OID only to the extent its principal amount exceeds its issue price (as determined above) by more than a de minimis amount because (i) all interest payments on any Exchange Debenture issued will be qualified stated interest, and (ii) the stated redemption price at maturity of any Exchange Debenture will be equal to its principal amount.

  Reporting of Interest and OID on the Exchange Debentures

     Non-OID Exchange Debentures. U.S. Holders of exchange debentures that are not issued with OID will generally report the stated interest under the exchange debentures as ordinary income under their regular method of tax accounting.

     OID Debentures. U.S. Holders of OID Debentures must include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method, regardless of their method of accounting. As a result, U.S. Holders will include OID in income in advance of the receipt of cash attributable to that income. However, U.S. Holders of OID Debentures generally will not be required to include separately in income cash payments received on the OID Debentures, even if denominated as interest, to the extent such payments do not constitute qualified stated interest (as defined above). Stated interest on an OID Debenture that constitutes qualified stated interest (as defined above) is not taxed as OID and is included in a U.S. Holder's gross income as ordinary income under the Holder's regular method of tax accounting. We will report to U.S. Holders of OID Debentures on a timely basis, the reportable amount of OID and interest income based on its understanding of applicable law.

     The amount of OID includible in income by the initial U.S. Holder of an OID Debenture is the sum of the "daily portions" of OID with respect to the OID Debenture for each day during the taxable year or portion of the taxable year in which such U.S. Holder held such OID Debenture ("accrued OID"), even though the cash to which such income is attributable may not be received until a later date. The daily portions of OID required to be included in a holder's gross income in a taxable year will be determined under a constant yield method by allocating to each day during the taxable year in which the holder holds the exchange debenture a pro rata portion of the OID thereon which is attributable to the accrual period in which such day is included. The amount of the OID attributable to each accrual period will be the product of the "adjusted issue price" of the exchange debenture at the beginning of such accrual period multiplied by the "yield to maturity" of the exchange debenture (properly adjusted for the length of the accrual period). For purposes of calculating OID, we will use quarterly accrual periods that end on February 1, May 1, August 1 and November 1, with the possible exception of the initial accrual period for the exchange debentures. The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to the accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the OID Debenture's adjusted issue price at the beginning of such accrual period and its yield to maturity (the discount rate which, when used in computing the present value of all principal and interest payments to be made under the OID Debenture, produces an amount equal to the OID Debenture's issue price) over (b) the amount of any qualified stated interest allocable to the accrual period. The calculation of OID for an initial short accrual period may be determined using any reasonable method. The "adjusted issue price" of an OID Debenture at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition premium or bond premium, as described below) and reduced by any payment made on such OID Debenture (other than qualified stated interest and issuance of Secondary Debentures) on or before the first day of the accrual period and less the amount of adjusted issue price allocated to any Secondary Debentures.

     Exchange debentures may be redeemed prior to their stated maturity at our option. For purposes of computing the yield of OID Debentures, we will be deemed to exercise or not exercise our option to redeem the OID Debentures in a manner that minimizes the yield on the OID Debentures. It is not anticipated that our ability to redeem prior to stated maturity will affect the yield to maturity of such instrument. In the event of a change of control, we will be required to offer to repurchase all of the exchange debentures. The right of holders to require repurchase upon a change of control, will not affect the yield or maturity date of the exchange debentures unless, based on all the facts and circumstances as of the issue date, it is more likely than not that such an event giving rise to the repurchase will occur. We do not intend to treat the change of control provisions of the exchange debentures as affecting the computation of the yield to maturity of any exchange debentures.

     Election to Report Interest as OID. U.S. Holders may elect to treat all interest on any exchange debenture as OID and calculate the amount to be included in gross income under the constant yield accrual method. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election must be made for the taxable year in which the U.S. Holder acquired the exchange debenture, and may not be revoked without the consent of the IRS. U.S. Holders should consult with their own tax advisors about the election to report interest on the exchange debentures and OID using the constant yield method.

  Market Discount on Resale of Exchange Debentures

     Purchasers of preferred stock should be aware that the disposition of exchange debentures may be affected by the market discount provisions of the Code. If a U.S. Holder acquires an exchange debenture (other than an OID Debenture) for an amount less than its stated redemption price at maturity or, in the case of an OID Debenture, for an amount that is less than its adjusted issue price, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on an exchange debenture, or any realized gain on the sale, exchange, retirement or other disposition of an exchange debenture, as ordinary income to the extent of the market discount that has not previously been included in income and that is treated as having accrued on such exchange debenture at the time of such payment or disposition. For purposes of determining the amount taxed as ordinary income in the case of a U.S. Holder disposing of an exchange debenture acquired at a market discount in a transaction other than a sale, exchange or involuntary conversion, such holder will be treated as realizing an amount equal to the fair market value of the exchange debenture disposed of. In addition, the U.S. Holder may be required to defer, until the maturity of the exchange debenture or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such exchange debenture.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the exchange debenture, unless the U.S. Holder elects to accrue on a constant yield method. A U.S. Holder of an exchange debenture may elect to include market discounts in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding recognition of ordinary income on principal payments, sales and other dispositions of an exchange debenture and deferral of interest deductions will not apply. A U.S. Holder's tax basis in an exchange debenture is increased to the extent that the market discount is included in gross income of the holder under this election. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

  Acquisition Premium

     A U.S. Holder that purchases an exchange debenture for an amount that is greater than its adjusted issue priced but equal to or less than the sum of all amounts payable on the exchange debenture after the purchase date, other than qualified stated interest, will be considered to have purchased such exchange debenture at an "acquisition premium." Under the acquisition premium rules, the amount of OID, if any, which such U.S. Holder must include in its gross income with respect to such exchange debenture for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

  Amortizable Bond Premium

     If immediately after the time the preferred stock is exchanged for exchange debentures or immediately after the time a subsequent U.S. Holder acquires exchange debentures, the U.S. Holder's tax basis in any such exchange debenture exceeds the sum of all amounts payable on the exchange debenture after the exchange date or purchase date, other than qualified stated interest, such excess may constitute "amortizable bond premium" and such U.S. Holder will not be required to include any OID in income.

     A U.S. Holder generally may elect to amortize bond premium over the remaining term of the exchange debenture on a constant yield method (subject to special rules concerning early call provisions). The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the exchange debenture. Bond premium on an exchange debenture held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the exchange debenture. The election to amortize bond premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

  Redemption, Sale or Disposition of Exchange Debentures

     Except to the extent attributable to accrued qualified stated interest or market discount not previously included in income, which portion of the consideration would be taxed as ordinary income, upon the redemption, sale, exchange or retirement of an exchange debenture, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the redemption, sale, exchange or retirement and the adjusted tax basis of the exchange debenture. The adjusted tax basis of an exchange debenture of a U.S. Holder who receives (i) exchange debentures in exchange for preferred stock will, in general, be initially equal to the issue price of such exchange debentures, less any portion of the adjusted issue price allocated to any Secondary Debentures and (ii) a Secondary Debenture as payment of interest, will initially be equal to the allocable portion of the adjusted issue price of the exchange debenture on which the Secondary Debentures was issued; increased in both cases by accrued OID and market discount previously included in income by the U.S. Holder and reduced by any amortized premium and any cash payments on the exchange debentures other than qualified stated interest.

     Such gain or loss will be long-term capital gain or loss if at the time of redemption, sale, exchange or retirement the exchange debenture has been held for more than one year. The deduction of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors regarding the taxation consequences of capital gains and losses recognized upon a disposition of the exchange debentures.

  Applicable High Yield Discount Obligations

     If the yield-to-maturity on OID Debentures equals or exceeds the sum of (i) the AFR in effect for the month in which the OID Debentures are issued, and (ii) five percent, and the OID on such OID Debentures is "significant," the OID Debentures will be considered "applicable high yield discount obligations" ("AHYDOs") under Section 163(i) of the Code. OID is significant if the aggregate amount includible in gross income for periods before the close of any accrual period ending more than five years after the issue date exceeds the sum of the aggregate amounts of interest to be paid before the close of such accrual period plus the product of the issue price and the yield to maturity. If the OID Debentures are AHYDOs, we will not be allowed to take a deduction for OID accrued on the OID Debentures for U.S. federal income tax purposes until such time as we actually pay such OID in cash or in other property (other than our stock or debt or the stock or debt of certain related parties).

     Moreover, if the yield-to-maturity on the OID Debenture exceeds the sum of
(i) the AFR, and (ii) six percent (such excess shall be referred to hereinafter as the "Disqualified Yield"), the deduction for OID accrued on the OID Debentures will be permanently disallowed (regardless of whether we actually pay such OID in cash or in other property) for U.S. federal income tax purposes to the extent such OID is attributable to the Disqualified Yield on the OID Debentures ("Dividend-Equivalent Interest"). Application of the AHYDO rules to the exchange debentures might reduce our after-tax cash flow. Regardless of the application of the AHYDO rules to an exchange debenture, a U.S. Holder of an exchange debenture will be required to include OID in gross income as discussed above under "Reporting of Interest and OID on the Exchange Debenture -- OID Debentures." For purposes of the dividends-received deduction, such Dividend-Equivalent Interest will be treated as a dividend to the extent it is deemed to have been paid out of our current or accumulated earnings and profits.

     Because the amount of OID, if any, attributable to the exchange debentures will be determined at the time such exchange debentures are issued, and the AFR at such time is not predictable, it is impossible to determine at the present time whether an OID Debenture will be treated as an AHYDO.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to certain payments of dividends, principal, interest, OID, and premium and to the proceeds of sales of preferred stock and exchange debentures made to U.S. Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income. If we pay a dividend on the preferred stock by issuing additional shares of preferred stock (or otherwise is deemed to pay a distribution for United States federal income tax purposes) to any person with respect to which we determine, after request of such information from such holder as we deem appropriate, that we are obligated to withhold United States federal tax, then prior to any such distribution we shall be entitled to liquidate the additional shares of preferred stock to the extent necessary in order to fully fund our withholding obligation. We will promptly distribute to such person the balance of the additional shares of preferred stock not used to fund such withholding obligation.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

     THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF THE PREFERRED STOCK AND EXCHANGE DEBENTURES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR, AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK AND EXCHANGE DEBENTURES INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     There has previously been only a limited secondary market and no public market for the outstanding shares. We do not intend to apply for the listing of the preferred stock on a national securities exchange or for their quotation through The Nasdaq Stock Market. The preferred stock is eligible for trading in The PORTAL Market. We have been advised by Donaldson, Lufkin & Jenrette Securities Corporation, the initial purchaser of the preferred stock in the private offering, that they currently intend to make a market in the preferred stock; however, they are not obligated to do so and any market making may be discontinued at any time. In addition, such market making activity may be limited during the exchange offer. Therefore, there can be no assurance that an active market for the outstanding shares or the new preferred stock will develop. If a trading market does not develop or is not maintained, holders of preferred stock may experience difficulty in reselling preferred stock. If a trading market develops for the preferred stock, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, our results of operations and the market for similar securities. Depending on such factors, such securities may trade at a discount from their offering price.

     Broker-dealers who did not acquire outstanding shares as a result of market making activities or trading activities may not participate in the exchange offer.

     With respect to resale of shares of new preferred stock, based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder (other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Exchange Act) who exchanges outstanding shares for new preferred stock in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the new preferred stock, will be allowed to resell the new preferred stock to the public without further registration under the Securities Act and without delivering to the purchasers of the new preferred stock a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires new preferred stock in the exchange offer for the purpose of distributing or participating in a distribution of the new preferred stock, such holder cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or similar no-action letters or any similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

     As contemplated by the no-action letters mentioned above and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that:

     - the new preferred stock are to be acquired by the holder in the ordinary course of business

     - the holder is not engaging and does not intend to engage in the distribution of the new preferred stock, and

     - the holder acknowledges that, if such holder participates in the exchange offer for the purpose of distributing the new preferred stock, such holder must comply with the registration and prospectus delivery requirements of the Securities Act and cannot rely on the above no-action letters.

     Any broker or dealer registered under the Exchange Act who holds outstanding shares that were acquired for its own account as a result of market-making activities or other trading activities (other than outstanding shares acquired directly from us or our affiliate) may exchange such outstanding shares for new preferred stock pursuant to the exchange offer; however, such broker-dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new preferred stock received by it in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus. We have agreed to cause the exchange offer registration statement, of which this prospectus is a part, to remain continuously effective for a period of 180 days, if required, from the exchange date, and to make this prospectus, as amended or supplemented, available to any such broker-dealer for use connection with resales. Any broker-dealer participating in the exchange offer will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of new preferred stock received by it in the exchange offer. The delivery by a broker-dealer of a prospectus in connection with resales of new preferred stock shall not be deemed to be an admission by such broker-dealer that it is an underwriter within the meaning of the Securities Act. We will not receive any proceeds from any sale of new preferred stock by a broker-dealer.

     New preferred stock received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new preferred stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new preferred stock.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by us at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC's web site at "http://www.sec.gov."

     This prospectus constitutes a part of a registration statement we have filed with the SEC under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Accordingly, in this prospectus, we make reference to the registration statement and to its exhibits and schedules. For further information about us and about the securities we are offering in this prospectus, you should consult the registration statement and its exhibits and schedules. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of the document so filed as an exhibit to the registration statement. These statements are qualified in their entirety by these references.

                           INCORPORATION BY REFERENCE

     All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date hereof are incorporated by reference into and to be a part of this prospectus from the date of filing of those documents.

     We are incorporating by reference the following documents we have filed with the SEC:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
       1999;

     - Current Report on Form 8-K/A filed January 20, 1999, amending Current Report on Form 8-K filed December 15, 1998; and

     - Current Reports on Form 8-K filed March 16, 1999, April 19, 1999, April 21, 1999, May 20, 1999 and May 21, 1999.

     You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

     R&B Falcon Corporation
     901 Threadneedle
     Houston, Texas 77079
     (281) 496-5000
     Attention: Investor Relations

                                 LEGAL MATTERS

     Certain legal matters with respect to the preferred stock offered hereby will be passed upon for us by Gardere Wynne Sewell & Riggs, L.L.P., Houston, Texas.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated balance sheets of R&B Falcon Corporation as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1998, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     With respect to the unaudited interim financial information for the quarters ended March 31, 1999 and 1998, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of
Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of that Act.

     The consolidated financial statements of Cliffs Drilling Company as of December 31, 1997 and for each of the three years in the period ended December 31, 1997, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent accountants, as stated in their report, which is incorporated by reference herein.

                                       72